EXHIBIT 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of October 26, 2007
among
T-3 ENERGY SERVICES, INC.,
as US Borrower,
T3 ENERGY SERVICES
(FORMERLY KNOWN AS T-3 OILCO ENERGY SERVICES PARTNERSHIP),
as Canadian Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as US Administrative Agent, US Issuing Lender and US Swingline Lender,
and as Lead Arranger,
COMERICA BANK, a Michigan banking corporation
and an authorized foreign bank under the Bank Act (Canada) acting through its Canadian branch,
as Canadian Administrative Agent, Canadian Issuing Lender and Canadian Swingline Lender,
and
the Lenders
Revolving Credit Facility
(with Swing Lines and Letters of Credit)

		Page
ARTICLE I Definitions		1
Section 1.1	Definitions	1
Section 1.2	Other Definitional Provisions	21

ARTICLE II Advances and Letters of Credit		21
Section 2.1	Aggregate Commitments	21
Section 2.2	The Notes	22
Section 2.3	Repayment of Advances	23
Section 2.4	Interest	23
Section 2.5	Use of Proceeds	23
Section 2.6	Commitment Fee	24
Section 2.7	Reduction or Termination of Aggregate Commitments	24
Section 2.8	Letters of Credit	24
Section 2.9	Payments and Reimbursement Under Letters of Credit	25
Section 2.10	Optional Commitment Increase	27

ARTICLE III Swing Line Advances		30
Section 3.1	Swing Line Advances	30
Section 3.2	Lenders' Funding of Swing Line Advances as Advances	31
Section 3.3	The Swing Line Notes	32

ARTICLE IV Borrowing Procedure: Payments; Facilities Fees; Matters Related to Letters of Credit; Matters Related to Advances; Designation of Canadian Resident Lenders		32
Section 4.1	Borrowing Procedure	32
Section 4.2	Method of Payment	34
Section 4.3	Voluntary Prepayment	35
Section 4.4	Mandatory Prepayment	35
Section 4.5	Pro Rata Treatment	37
Section 4.6	Non-Receipt of Funds by the Administrative Agents	37
Section 4.7	Withholding Tax Exemption	37
Section 4.8	Computation of Interest	38
Section 4.9	Conversions and Continuation	38
Section 4.10	Letter of Credit Procedure	38
Section 4.11	Amendments to Letters of Credit	39
Section 4.12	Letter of Credit Fees	39
Section 4.13	Participation by Lenders	39
Section 4.14	Obligations Absolute	40
Section 4.15	Limitation of Liability	40
Section 4.16	Letter of Credit Agreements	41
Section 4.17	Replacement of either of the Issuing Lenders	41
Section 4.18	No Advances	41
Section 4.19	Special Provisions for Canadian Lenders	41

i

(continued)

(continued)

(continued)

Schedules

1.1	Aggregate Commitments
1.2	Existing Letters of Credit
8.5	Litigation
8.10	Tax Matters
8.14	Subsidiaries
8.18	Environmental Matters
9.14	Intercompany Notes
10.1	Existing Permitted Debt
10.5	Transactions with Affiliates
14.11	Addresses for Notice

Exhibits

A-1	Revolving Credit Note
A-2	Canadian Note
A-3	US Swing Line Note
A-4	Canadian Swing Line Note
B	Advance Request Form (US)
B-1	Advance Request Form (Canadian)
C	Compliance Certificate
D	Assignment and Acceptance

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 26, 2007 (this “Agreement”), is among T-3 ENERGY SERVICES, INC., a Delaware corporation (the “US Borrower”), T3 ENERGY SERVICES (formerly known as T-3 Oilco Energy Services Partnership), an Alberta general partnership (the “Canadian Borrower”), each of the banks or other lending institutions which is or which may from time to time become a signatory hereto or any successor or assignee thereof, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for itself and the other US Lenders (in such capacity, together with its successors in such capacity, the “US Administrative Agent”) and COMERICA BANK, a Michigan banking corporation and an authorized foreign bank under the Bank Act (Canada) acting through its Canadian branch, as agent for itself and the other Canadian Lenders in connection with the Canadian Advances (as defined herein) (in such capacity, together with its successors in such capacity, the “Canadian Administrative Agent”).
RECITALS:
     A. The Borrowers, US Administrative Agent, and certain lenders have previously entered into that certain First Amended and Restated Credit Agreement dated as of September 30, 2004 (as the same has been amended, modified, or supplemented, the “Existing Credit Agreement”).
     B. The Borrowers have requested and the Administrative Agents and the Lenders have agreed to restructure and increase the credit facilities provided under the Existing Credit Agreement to provide for $180,000,000 of revolving credit facilities (with an option to increase such amount up to an aggregate amount no greater than $250,000,000) and to amend and restate (but not extinguish) the Existing Credit Agreement in its entirety upon the terms and conditions hereinafter set forth.
     C. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Agreement, not a new or substitute credit agreement or novation of the Existing Credit Agreement.
     In consideration of the premises, covenants and agreements herein contained, and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree that the Existing Credit Agreement is amended and restated (but not substituted or extinguished) and further as follows:
ARTICLE I
Definitions
     Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Additional Costs” is defined Section 5.2.

     “Additional Lender” is defined in Section 2.10(c).
     “Adjusted LIBOR Rate” means, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the US Administrative Agent to be equal to (a) LIBOR for the applicable Interest Period divided by (b) the difference of 1 minus the Reserve Requirement for such LIBOR Advance for such Interest Period.
     “Administrative Agent” means the US Administrative Agent or the Canadian Administrative Agent, as the context may require.
     “Advance” means, as the context may require, (a) a US Revolving Credit Advance, (b) a Swing Line Advance, (c) a Canadian Advance, (d) a payment under a US Letter of Credit, or (e) a payment under a Canadian Letter of Credit.
     “Advance Request Form” means (a) in the case of US Revolving Credit Advances, US Swing Line Advances, and payment under a US Letter of Credit, a certificate, in substantially the form attached hereto as Exhibit B, properly completed and signed by an Authorized Representative of the US Borrower and (b) in the case of Canadian Advances, Canadian Swing Line Advances, and a payment under a Canadian Letter of Credit, a certificate, in substantially the form attached hereto as Exhibit B-1, properly completed and executed by an Authorized Representative of the Canadian Borrower.
     “Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds 10% or more of any class of voting stock of such Person; or (c) 10% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall any of the Administrative Agents, the Issuing Lenders and the Lenders be deemed an Affiliate of the Borrowers or any of their Subsidiaries.
     “Aggregate Commitments” means, collectively, the US Revolving Credit Commitments and the Canadian Commitments.
     “Applicable Lending Office” means for each Lender and each Type of Advance, the Lending Office of such Lender (or of an Affiliate of such Lender) designated for such Type of Advance below its name on the signature pages hereof or such other office of the Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the applicable one of the Borrowers as the office by which its Advances of such Type are to be made and maintained.
     “Applicable Margin” means, on any date of determination of the interest rate for any Base Rate Advance or LIBOR Advance or of the commitment fee described in Section 2.6, the applicable percentage set forth in the table below for such Advance or fee, as appropriate, which corresponds to the Leverage Ratio:

	Applicable
	Margin for
	Base Rate	Applicable
	Advances and	Margin for	Applicable Margin
Leverage	Swing Line	LIBOR	for Commitment
Ratio	Advances	Advances	Fee
Greater than or equal to 3.00 to 1.00	1.25%	2.25%	0.375%

Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	1.00%	2.00%	0.375%

Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.75%	1.75%	0.350%

Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.50%	1.50%	0.300%

Greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.25%	1.25%	0.250%

Less than 1.00 to 1.00	0.00%	1.00%	0.200%
     From the date hereof until the US Administrative Agent receives the US Borrower’s financial statements for the Fiscal Quarter ending September 30, 2007, the Applicable Margin shall be deemed to be (a) 1.25% for LIBOR Advances, (b) 0.25% for Base Rate Advances, and (c) 0.25% for the commitment fee described in Section 2.6. Any change in the Leverage Ratio shall be effective to adjust the Applicable Margin as of the date of the most recently delivered Compliance Certificate. If the US Borrower fails to deliver the Compliance Certificate and financial statements within the times specified in this Agreement, such ratio shall be deemed to be greater than 3.00 to 1.00 until the US Borrower delivers such Compliance Certificate and financial statements, but upon such delivery, the Applicable Margin shall be determined based on such Compliance Certificate and the US Borrower’s financial statements.
     In the event that any financial statement delivered pursuant to Section 9.1(a) or 9.1(b) or any Compliance Certificate delivered pursuant to Section 9.1(c) is shown to be inaccurate (regardless of whether this Agreement or the Aggregate Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have lead to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the US Borrower shall immediately deliver to the

US Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined using the Leverage Ratio applicable for such Applicable Period based upon the corrected Compliance Certificate, and (iii) the Borrowers shall immediately pay to the Administrative Agents the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agents in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agents and the Lenders under Section 2.4 and Article XII and other provisions of this Agreement. The obligations of each Borrower under this paragraph shall survive termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
     “Applicable Rate” means the sum of (a) the Base Rate or Adjusted LIBOR Rate, as the case may be, plus (b) the Applicable Margin for the Base Rate or Adjusted LIBOR Rate, as the case may be, from time to time in effect.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”) by the US Borrower or any of its Subsidiaries, directly or indirectly, in one or a series of related transactions, to any Person other than the US Borrower or any of its Subsidiaries of (a) any Capital Stock of any of US Borrower’s Subsidiaries, (b) all or substantially all of the properties and assets of the US Borrower and its Subsidiaries representing a division or line of business or (c) any other properties or assets of the US Borrower or any of its Subsidiaries, other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” does not include (i) any transfer of properties or assets between or among the US Borrower and the Guarantors pursuant to transactions that do not violate any provision of this Agreement, or (ii) the sale or issuance of the US Borrower’s Capital Stock.
     “Assignee” is defined Section 14.7(b).
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Acceptance” means an Assignment and Acceptance, in substantially the form attached hereto as Exhibit D with appropriate completions.
     “Authorized Representative” means any officer or employee who has been designated in writing by a Borrower to the Administrative Agents to be an Authorized Representative of such Borrower.
     “Base Rate” means (a) with respect to the Canadian Advances, the Canadian Prime Rate, and (b) with respect to the US Revolving Credit Advances, for any day, a per annum interest rate equal to the higher of (i) the sum of 0.50% plus the Federal Funds Rate on such day or (ii) the Prime Rate on such day. The Base Rate shall be adjusted automatically as of the opening of business on the effective date of each change in the Canadian Prime Rate, the Prime Rate or Federal Funds Rate, as applicable, to account for such change.
     “Base Rate Advances” means Advances that bear interest at rates based upon the Base Rate.
     “Borrowers” means, collectively, the US Borrower and the Canadian Borrower.
     “Business Day” means (a) any day on which commercial banks are not authorized or required to close in Houston, Texas, (b) with respect to all borrowings, payments, Conversions, Continuations, Interest Periods, and notices in connection with LIBOR Advances, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market, and (c) if such day also relates to the fundings, disbursements, settlements and payments under the Canadian Notes, means any such day on which banks are not required or authorized by law to close in Toronto, Canada.
     “Calculation Date” means the last Business Day of each month.
     “Calculation Period” means the period of four Fiscal Quarters ended as of the last day of any Fiscal Quarter, or, if a calculation is performed on a date other than the last day of any Fiscal Quarter, the period of 12 months ending on such date.
     “Canadian Administrative Agent” means Comerica Bank, a Michigan banking corporation and an authorized foreign bank under the Bank Act (Canada) acting through its Canadian branch.
     “Canadian Advance” means an advance of funds by the Canadian Lenders to the Canadian Borrower pursuant to Section 2.1(b), and includes, as applicable, a Canadian Prime Rate Advance or a LIBOR Advance.
     “Canadian Borrower” means T3 Energy Services (formerly known as T-3 Oilco Energy Services Partnership), an Alberta general partnership.
     “Canadian Collateral” is referred-to in Section 6.1(b).
     “Canadian Commitment” means, as to each Canadian Lender, the obligation to make Canadian Advances and incur or participate in Canadian Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite each Canadian Lender’s name on Schedule 1.1 as its Canadian Commitment, as such amount may be reallocated pursuant to Section 2.1(c), reduced pursuant to Section 2.7 or terminated pursuant to Section 2.7 or 12.2.
     “Canadian Dollars” or “C$" means lawful money of Canada.
     “Canadian Issuing Lender” means the Canadian Administrative Agent in respect of the Canadian Letters of Credit.
     “Canadian Lender Party” is defined in Section 4.19.

     “Canadian Lenders” means Lenders having a Canadian Commitment or if such Canadian Commitments have been terminated, Lenders that are owed Canadian Advances. Each Canadian Lender at all times shall be a Canadian Resident Lender.
     “Canadian Letter of Credit Liabilities” means, at any time, the aggregate undrawn face amounts of all outstanding Canadian Letters of Credit.
     “Canadian Letters of Credit” means letters of credit issued under the Canadian Commitments under Article II.
     “Canadian Note” means those certain promissory notes dated as of the date hereof, executed by the Canadian Borrower and payable to the order of the Canadian Lenders, and all extensions, renewals, replacements, modifications, supplements or rearrangements thereof from time to time, in substantially the form attached hereto as Exhibit A-2.
     “Canadian Obligations” means, as at any date of determination thereof and without duplication, a portion of the Obligations that is the sum of the following (determined without duplication): (a) the aggregate principal amount of Canadian Advances outstanding hereunder on such date, plus (b) the aggregate amount of Canadian Letter of Credit Liabilities outstanding on such date. For purposes of calculating the aggregate amount of Canadian Obligations, all amounts or values expressed in Canadian Dollars shall be converted into Dollars at the Exchange Rate in effect as of the date of determination.
     “Canadian Prime Loans” means Canadian Advances bearing interest based on the Canadian Prime Rate and Canadian Swing Line Advances.
     “Canadian Prime Rate” means, on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as its prime rate then in effect at its Principal Office, being the reference rate used by the Canadian Administrative Agent for determining interest rates on commercial loans denominated in Canadian Dollars to borrowers in Canada, and (b) an annual rate of interest equal to the sum of (i) the CDOR Rate and (ii) 1.00% per annum. The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and the Canadian Administrative Agent and each Canadian Lender disclaims any statement, representation or warranty to the contrary. The Canadian Administrative Agent or any Canadian Lender may make commercial loans or other loans at rates of interest at, above or below the Canadian Prime Rate.
     “Canadian Resident Lender” is defined in Section 4.19.
     “Canadian Security Agreement” means that certain First Amended and Restated Canadian General Pledge and Security Agreement dated of even date, executed by and among the Canadian Borrower, the Foreign Subsidiaries and the Canadian Administrative Agent for the benefit of the Canadian Lenders, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.
     “Canadian Swing Line Advance” means any Advance made by the Canadian Administrative Agent under Section 3.1(b).

     “Canadian Swing Line Note” means the promissory note of the Canadian Borrower payable to the order of the Canadian Administrative Agent, in substantially the form attached hereto as Exhibit A-4 with appropriate completions, and all extensions, renewals, replacements, modifications, supplements or rearrangements thereof from time to time.
     “Canadian Withholding Tax” is defined in Section 4.19.
     “Capital Expenditures” means, for any Person, all expenditures for assets which, in accordance with GAAP, are properly classified as equipment, real property, improvements, fixed assets or a similar type of capitalized asset and which would be required to be capitalized and shown on the balance sheet of such Person.
     “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
     “Capital Stock” of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated).
     “Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, corporate demand notes or other debt securities having a maturity or tender right less than one year from the date of issuance thereof, in each case (unless issued by a Lender or its holding company) rated in one of the two highest rating categories by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) investments in short-term asset management accounts offered by any Lender for the purpose of investing in investment grade loans to any corporation (other than the Borrowers or an Affiliate of the Borrowers), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia.
     “CDOR Rate” means, on any day, an annual rate of interest equal to the average 30 day rate applicable to Canadian Dollar bankers’ acceptances appearing on the “Reuters Screen CDOR Page” on such day, plus 0.10% or if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be calculated as the 30 day rate applicable to Canadian Dollar bankers’ acceptances quoted by the Canadian Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.
     “Change of Control” means the occurrence of any transaction or event by which any Person, or two or more Persons acting in concert, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of more than 50% of the outstanding shares of the US Borrower’s voting stock.
     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.
     “Collateral” is defined in Section 6.1.
     “Commitment Increase” is defined in Section 2.10.
     “Communications” is defined in Section 14.11(b).
     “Compliance Certificate” means a certificate, in substantially the form of Exhibit C attached hereto, properly completed and signed.
     “Contingent Liabilities” means, as applied to any Person, those direct or indirect liabilities of that Person which, in conformity with GAAP, would be included as liabilities of that Person on a consolidated balance sheet of such Person, with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”) including, without limitation, any obligation of such Person upon the occurrence of certain circumstances, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Liabilities shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liabilities are made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
     “Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 4.9 of a LIBOR Advance as a LIBOR Advance from one Interest Period to the next Interest Period.
     “Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 4.9 or Article V of one Type of Advance into another Type of Advance.

     “Credit Request” is defined in Section 4.10.
     “Debt” means as to any Person at any time (without duplication as to such Person on a consolidated basis): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or which are being contested in good faith and for which adequate reserves have been established, (d) all Capital Lease Obligations of such Person, (e) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (f) all reimbursement obligations of such Person (whether contingent or otherwise and whether or not a request for funding has been made) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan, (h) all Contingent Liabilities and (i) all obligations under Hedging Agreements.
     “Default” means the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.
     “Default Rate” means the lesser of (a) the sum of (i) the Base Rate, plus the Applicable Margin for the Base Rate, plus 2.00% per annum and (b) the Maximum Rate.
     “de minimus Subsidiary” means, from time to time, a Subsidiary, including its Subsidiaries, the assets of which, when aggregated with each other de minimus Subsidiary, do not exceed three percent (3%) of the total assets of the US Borrower and its Subsidiaries and the revenue from continuing operations of which, when aggregated with each other de minimus Subsidiary, do not exceed three percent (3%) of the revenue of the US Borrower and its Subsidiaries for the preceding four Fiscal Quarters most recently ended.
     “Dollars”, “US$” and “$" means lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of the US Borrower which is organized and existing under the laws of the United States of America or any state thereof.
     “EBITDA” means as to any Person, for any period, the sum of (a) consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in determining consolidated Net Income for such period (i) Interest Expense for such period, (ii) Tax Expense for such period, (iii) Non-Cash Charges for such period, (iv) the amount of any amortization of, or write-downs or write-offs of intangibles (including but not limited to, goodwill) for such period, (v) any charges taken in connection with the prepayment, redemption or repurchase of Debt, minus (c) without duplication and to the extent included in determining consolidated Net Income for such period, any extraordinary gains and extraordinary non-cash credits for such period, plus (d) historical EBITDA of acquired entities for periods included in the applicable Calculation Period in which such acquired entities were not Subsidiaries of the US Borrower, so long as the financial statements of such acquired entities are in form and detail satisfactory to the US Administrative Agent, minus (e) historical EBITDA of sold entities for periods included in the applicable Calculation Period in which such sold entities were Subsidiaries of the US Borrower.
     “Effective Date” means the date on which all the conditions precedent set forth in Sections 7.1 and 7.2 have been satisfied or waived in writing by the Administrative Agent.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the US Administrative Agent and the US Issuing Lender in the case of any assignment of a US Revolving Credit Commitment, (ii) the Canadian Administrative Agent in the case of any assignment of a Canadian Commitment, (iii) unless an Event of Default has occurred and is continuing at the time any assignment is effected, the US Borrower with respect to any assignment of a US Revolving Commitment, and (iv) unless an Event of Default has occurred and is continuing at the time any assignment, the Canadian Borrower with respect to any assignment of a Canadian Commitment (each such approval not to be unreasonably withheld or delayed); provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee; and provided further, however, that in the case of any assignment of a Canadian Commitment, such Lender must also satisfy Section 4.19.
     “Environmental Law” means any and all foreign, federal, state, and local laws, regulations, requirements, ordinances, rules, orders, decrees, or governmental restrictions pertaining to health, safety, the environment, pollution and the protection of the environment, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et. seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as such laws, regulations, and requirements may be amended or supplemented from time to time.
     “Environmental Liabilities” means, as to any Person, all liabilities (contingent or otherwise), obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, indemnities, sanctions, and interest incurred directly or indirectly as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or equity interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or equity interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or equity interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.
     “ERISA Affiliate” means any corporation or trade or business which is or has been a member of the same controlled group of corporations (within the meaning of Section 414 (b) of the Code) as the US Borrower or is or has been under common control with the US Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “Event of Default” is defined in Section 12.1.
     “Exchange Rate” means, on any day, with respect to any foreign currency in relation to Dollars or Dollars in relation to any foreign currency, the noon buying rate quoted by the Bank of Canada; provided, however, that in the event that any applicable exchange rate cannot be determined on any day by the foregoing procedure, then such exchange rate shall be determined for such day in accordance with such commercially reasonable procedures as the Canadian Administrative Agent may elect.
     “Existing Credit Agreement” is defined in Recital A to this Agreement.
     “Existing LCs” means those letters of credit described on Schedule 1.2 issued pursuant to the Existing Credit Agreement.
     “Federal Funds Rate” means, for any day, the rate per annum, (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Rate for any day shall be the average rate charged to the US Administrative Agent on such day on such transactions as determined by the US Administrative Agent.
     “Fee Letter” means that certain letter agreement dated as of August 10, 2007, executed by and between the US Borrower and the US Administrative Agent, setting forth certain fees to be paid by the US Borrower to the US Administrative Agent in connection with this Agreement.
     “Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

     “Fiscal Year” means the fiscal year of the US Borrower and its Subsidiaries, which period is the 12-month period ending on December 31 of each year.
     “Foreign Subsidiary” means any Subsidiary of the Canadian Borrower.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.
     “Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
     “Guarantors” means, collectively, the Domestic Subsidiaries, the Foreign Subsidiaries and the Non-domestic Guarantors, in each case other than de minimus Subsidiaries.
     “Guaranty Agreement” means a Guaranty Agreement–Domestic, a Guaranty Agreement–Foreign or a Guaranty Agreement-Non-domestic, and “Guaranty Agreements” means, collectively, the Guaranty Agreements-Domestic, the Guaranty Agreements-Foreign and the Guaranty Agreements-Non-domestic.
     “Guaranty Agreement–Domestic” means the Second Amended and Restated Guaranty Agreement-Domestic Guarantors dated of even date herewith executed by each Domestic Subsidiary in favor of the US Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, supplemented, or modified from time to time.
     “Guaranty Agreement–Foreign” means the First Amended and Restated Guaranty Agreement-Foreign Guarantors dated of even date herewith executed by the US Borrower and each Foreign Subsidiary in favor of the Canadian Administrative Agent for the benefit of the Canadian Lenders, as the same may be amended, supplemented, or modified from time to time.
     “Guaranty Agreement-Non-domestic” means a Guaranty Agreement in form and substance satisfactory to the US Administrative Agent executed by a Non-domestic Guarantor in favor of the US Administrative Agent, as the same may be amended, supplemented or modified from time to time, as the same may be amended, supplemented or modified from time to time.
     “Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

     “Hedging Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreement or any option with respect to any such transaction.
     “ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.
     “Increase Amount” is defined in Section 2.10(a).
     “Increase Effective Date” is defined in Section 2.10(d).
     “Increase Request” is defined in Section 2.10(a).
     “Increasing Lender” is defined in Section 2.10(c).
     “Intercompany Notes” means those certain promissory notes described on Schedule 9.14 and any other intercompany note executed at any time after the Effective Date, as each such promissory note may be renewed, extended, amended, restated, replaced, or otherwise modified from time to time. The term “Intercompany Note” means any one of the Intercompany Notes.
     “Intercreditor Agreement (Canadian Facility)” means that certain Intercreditor Agreement (Canadian Facility) dated as of even date herewith executed by and among the Borrowers and Administrative Agents, in form and substance satisfactory to the Administrative Agents, as the same may hereafter be amended, restated, supplemented, or otherwise modified from time to time.
     “Interest Coverage Ratio” means as to any Person, at any date, the ratio of (a) EBITDA for the Calculation Period, divided by (b) cash Interest Expense for the Calculation Period.
     “Interest Expense” means the sum of all interest expense (whether cash or non-cash) paid or required by its terms to be paid during the period in question, as determined in accordance with GAAP, with respect to the Debt of a Person or any portion thereof.
     “Interest Period” means, with respect to LIBOR Advances, each period commencing on the date such Advances are made or Converted from Advances of another Type or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on that day which is one, two, three, or six months thereafter, as the applicable Borrower may select as provided in Section 4.1 or 4.9 hereof. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period which would otherwise extend beyond the applicable Termination Date shall end on such Termination Date; (c) no more than eight Interest Periods for each LIBOR Advance shall be in effect at the same time; and (d) no Interest Period for any LIBOR Advances shall have a duration of less than one month and, if the Interest Period for any LIBOR Advance would otherwise be a shorter period, such Advance shall be a Base Rate Advance.

     “Issuing Lenders” means, collectively, the US Issuing Lender and the Canadian Issuing Lender.
     “Lenders” means, collectively, the Canadian Lenders and the US Lenders.
     “Letters of Credit” means, collectively, the US Letters of Credit and the Canadian Letters of Credit.
     “Letter of Credit Agreements” means the application and letter of credit agreements and other documents, if any, then required by an Issuing Lender now or hereafter executed by a Borrower, such agreements to be on such Issuing Lender’s standard form (with such changes thereto as such Borrower and such Issuing Lender may agree from time to time) and completed in form and substance satisfactory to such Issuing Lender.
     “Letter of Credit Liabilities” means, at any time, the aggregate undrawn face amounts of all outstanding Letters of Credit.
     “Leverage Ratio” means, as to any Person, at any date, the ratio of (a) Total Debt as of the last day of the Calculation Period divided by (b) EBITDA for the Calculation Period.
     “LIBOR” means, with respect to each Interest Period:
     (a) the rate per annum equal to the rate determined by the US Administrative Agent equal the British Bankers Association LIBO Rate (or any successor thereto), as set forth on Reuters Reference LIBOR01 as the London Interbank Offered Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
     (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the US Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
     (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) offered to the US Administrative Agent at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such Advance by leading banks in the London interbank market for Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Advance to be made by the Lenders for such Interest Period.

     “LIBOR Advances” means Advances the interest rates on which are determined on the basis of the rates referred to in the definition of “Adjusted LIBOR Rate”.
     “Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.
     “Loan Documents” means (a) this Agreement, the Intercreditor Agreement (Canadian Facility), the Guaranty Agreements, Notes, the Pledge and Security Agreement and all promissory notes, security agreements, deeds of trust, assignments, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, restated, modified, renewed, extended, or supplemented from time to time, and (b) any interest rate Hedging Agreements between the US Borrower and any Lender or its Affiliate.
     “Material Adverse Effect” means (a) a material adverse effect on (i) the business, condition (financial or otherwise), operations, prospects, or properties of the Borrowers and their Subsidiaries, taken as a whole, (ii) the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform their respective obligations under this Agreement or any of the other Loan Documents, or (iii) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of the Administrative Agents, the Lenders or the Issuing Lenders hereunder or thereunder or (b) civil or criminal liability for the Administrative Agents or the Lenders under Environmental Laws.
     “Maximum Canadian Available Amount” means, at any date, US$5,000,000 or the subject adjusted amount pursuant to Section 2.1(c). In connection with the application of any provision hereof using the term “Maximum Canadian Available Amount”, any amounts denominated in Canadian Dollars shall be converted to Dollars using the then current Exchange Rate.
     “Maximum Rate” means, with respect to any Lender and the holder of any Swing Line Note, any Canadian Note, or any US Revolving Credit Note, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the indebtedness created under this Agreement, the Canadian Notes, the US Revolving Credit Notes, any Swing Line Note or any other Loan Document under the laws which are presently in effect in the United States and the State of Texas applicable to the Lenders, such holders and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow, or, in the case of Canadian Advances made in Canada by the Canadian Lenders to the Canadian Borrower, under applicable Canada federal law or under applicable laws of the Province of Ontario (or the laws of any other jurisdiction whose usury laws are deemed to apply to the Canadian Notes or any other Loan Documents despite the intention and desire of the express choice of law provisions set forth herein). To the extent that Chapter 303 of the Texas Finance Code (the “Finance Code”), is relevant to any Lender or any holder of any Swing Line Note, any Canadian Note, or any US Revolving Credit Note for the purposes of determining the Maximum

Rate, each such Person shall determine such applicable legal rate under the Finance Code pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Finance Code; subject, however, to the limitations on such applicable ceiling referred to and defined in Chapter 303 of the Finance Code, and further subject to any right such Person may have subsequently, under applicable law, to change the method of determining the Maximum Rate. If no Maximum Rate is established by applicable law, then the Maximum Rate shall be equal to 18%, per annum.
     “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the US Borrower or any predecessor thereto or any ERISA Affiliate and which is covered by Title IV of ERISA.
     “Net Cash Proceeds” means, with respect to (a) any Asset Sale or (b) any other transfer or disposition of any asset to a third-party, the aggregate amount of cash and Cash Equivalent Investments received by such Person in connection with such transaction minus reasonable fees, costs and expenses and related taxes paid or payable as a result of such transaction.
     “Net Income” means, for any period, the net income (or loss) determined in conformity with GAAP of the US Borrower.
     “Net Worth” means, with respect to any Person and as of the date of its determination, the excess of the assets of such Person over the sum of the liabilities of such Person and the minority interests of such Person, as determined in accordance with GAAP.
     “Non-Cash Charges” means as to any Person, for any period, depreciation, amortization and other non-cash charges, determined in accordance with GAAP.
     “Non-domestic Guarantors” means all of the Subsidiaries which are Non-domestic Subsidiaries and which have executed a Guaranty Agreement, provided that, (a) no Non-domestic Subsidiary shall become a Non-domestic Guarantor if delivery of a Guaranty Agreement-Non-domestic by such Non-domestic Subsidiary would result in material increased tax or similar liabilities for the US Borrower and its Subsidiaries on a consolidated basis, (b) no Non-domestic Subsidiary shall become a Non-domestic Guarantor if such Non-domestic Subsidiary is a de minimus Subsidiary and (c) the Canadian Borrower shall not be required to be a Non-domestic Guarantor so long as delivery of a Guaranty Agreement-Non-domestic would result in material increased tax or similar liabilities for the US Borrower and its Subsidiaries on a consolidated basis.
     “Non-domestic Subsidiary” means any Subsidiary of the US Borrower which is organized and existing under the laws of a jurisdiction other than the United States of America or any state thereof.
     “Notes” means, collectively, the US Revolving Credit Notes, the Canadian Notes and the Swing Line Notes, and “Note” means one of the Notes.
     “Notice” is defined in Section 14.11(b)(ii).

     “Obligated Party” means each Guarantor or any other Person who is or becomes party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.
     “Obligations” means, without duplication, all obligations, indebtedness and liabilities of each of the Borrowers and their respective Subsidiaries to the Administrative Agents, the Issuing Lenders, the Lenders, the Secured Parties, any of their respective Affiliates, or any or some of them, arising pursuant to this Agreement, any of the Loan Documents, or any Hedging Agreements with Lenders or Affiliates of Lenders now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several. For purposes of calculating the aggregate amount of Obligations, all amounts or values expressed in Canadian Dollars shall be converted into Dollars at the applicable Exchange Rate in effect as of the date of determination.
     “Payment Date” means, (a) in the case of Base Rate Advances, the last Business Day of each September, December, March and June, commencing December 28, 2007, (b) in the case of LIBOR Advances the last day of each Interest Period therefor (and, in the case of six-month Interest Periods, on the last day of the third month following the date of such Advance), and (c) in the case of all Advances, the Termination Date.
     “Payor” is defined in Section 4.6.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
     “Percentage” means at any time with respect to any Lender, such Lender’s portion, expressed as a percentage, of the aggregate US Revolving Credit Commitments or Canadian Commitments, as applicable.
     “Permitted Liens” is defined in Section 10.2.
     “Person” means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.
     “Plan” means any employee benefit or other plan established or maintained by the US Borrower or any ERISA Affiliate.
     “Platform” is defined in Section 14.11(b).
     “Pledge and Security Agreement” means, (a) with respect to the US Borrower and the Domestic Subsidiaries, the Second Amended and Restated Pledge and Security Agreement dated of even date herewith executed by the US Borrower and each Domestic Subsidiary (other than a de minimus Subsidiary) in favor of the US Administrative Agent for the benefit of the Lenders, and (b) with respect to each Non-domestic Guarantor, a pledge and security agreement executed by such Non-domestic Guarantor in favor of the US Administrative Agent in form and substance satisfactory to the US Administrative Agent, in each case as the same may be amended, restated, supplemented, or modified from time to time.

     “Prime Rate” means, at any time, the rate of interest per annum most recently announced by the US Administrative Agent at its principal office in San Francisco as its prime rate, with the understanding that such prime rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as US Administrative Agent may designate.
     “Principal Office” means the principal office of the Administrative Agents, the Issuing Lenders, and the Lenders presently located for such Persons at the addresses shown under the signature line of such Persons in this Agreement.
     “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Quarterly Fee Payment Date” means the last Business Day of each September, December, March and June of each year, the first of which shall be December 31, 2007.
     “Refunded Swing Line Advance” is defined in Section 3.2.
     “Register” is defined in Section 14.7(d).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
     “Regulatory Change” means, with respect to a Lender, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks, including such Lender, of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.
     “Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations in post-remedial monitoring and care.
     “Replacement Lender” is defined in Section 5.5.

     “Reportable Event” means any of the events set forth in Section 4043 of ERISA.
     “Required Lenders” means (a) at any time while no Advances are outstanding, two or more Lenders holding at least 50% of the Aggregate Commitments, and (b) at any time while Advances are outstanding, two or more Lenders holding at least 50% of the outstanding aggregate principal amount of the Advances (without regard to any sale by a Lender of a participation in any Advance under Section 14.7(a)). For purposes of this definition, Swing Line Advances shall not constitute “Advances.”
     “Reserve Requirement” means, for any LIBOR Advance for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency Liabilities” as such term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Advances.
     “Reset Date” is defined in Section 4.2(c).
     “Response Date” is defined in Section 2.10(b).
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interest of the US Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interest, or on account of any return of capital to the US Borrower’s stockholders.
     “SEC” means the Securities and Exchange Commission of the United States of America, and includes any successor agency.
     “Secured Parties” means the Administrative Agents, the Lenders and any Affiliates of a Lender that has entered into a Hedging Agreement with the US Borrower.
     “Stockholders Equity” has the meaning given to such term under GAAP.
     “Subordinated Debt” means Debt of a Person which has been subordinated to the Obligations in form and substance and upon terms satisfactory to the Administrative Agents and the Required Lenders.
     “Subsidiary” means any Person of which or in which either of the Borrowers and their other Subsidiaries own or control, directly or indirectly, more than 50% of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.
     “Swing Line Advance” means any Advance made by the US Administrative Agent or Canadian Administrative Agent under Article III.
     “Swing Line Note” means the US Swing Line Note or the Canadian Swing Line Note, as applicable.
     “Taxable Payment” is defined in Section 4.19.
     “Tax Expense” means, for any period, all expenses incurred during such period by the US Borrower and its Subsidiaries, on a consolidated basis, in connection with income tax obligations, all as determined in accordance with GAAP.
     “Termination Date” means October 26, 2012, or such earlier date on which the Aggregate Commitments terminate as provided in this Agreement.
     “Total Debt” means, as of the date of determination, all Debt of the US Borrower and its consolidated Subsidiaries, excluding, however, for calculation of the Leverage Ratio obligations under Hedging Agreements other than unwind and termination payments.
     “Type” means any type of Advance (i.e., Base Rate Advance or LIBOR Advance).
     “UCC” means the Uniform Commercial Code as in effect in the State of Texas from time to time.
     “US Administrative Agent” means Wells Fargo Bank, National Association.
     “US Borrower” means T-3 Energy Services, Inc., a Delaware corporation.
     “US Collateral” is referred-to in Section 6.1(a).
     “US Issuing Lender” means the US Administrative Agent (or any of its Affiliates) and any other Lender (or any of its Affiliates) appointed by the US Borrower and approved by the US Administrative Agent that agrees to issue US Letters of Credit under the US Revolving Credit Commitment.
     “US Lenders” means Lenders having a US Revolving Credit Commitment or if such US Revolving Credit Commitments have been terminated, Lenders that are owed US Revolving Credit Advances.
     “US Letters of Credit” means, at any time, the aggregate undrawn face amount of all outstanding Existing LCs and letters of credit issued under the US Revolving Credit Commitment pursuant to Article II.

     “US Revolving Credit Advance” means an advance of funds by the US Administrative Agent on behalf of the US Lenders to a US Borrower pursuant to Section 2.1(a) and includes, as applicable, a Base Rate Advance or a LIBOR Advance.
     “US Revolving Credit Commitment” means, as to each US Lender, the obligation to (a) make Advances (other than Canadian Advances) and (b) subject to applicable sublimits, purchase participations in US Letters of Credit pursuant to Section 4.13, in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such US Lender on Schedule 1.1 as its US Revolving Credit Commitment, or on the signature pages of an Assignment and Acceptance, as the case may be, as such amount may be reduced pursuant to Section 2.7, increased pursuant to Section 2.10, or terminated pursuant to Section 2.7 or Section 12.2.
     “US Revolving Credit Notes” means the promissory notes of the US Borrower payable to the order of the Lenders, in substantially the form attached hereto as Exhibit A-1 with appropriate completions, and all extensions, renewals, replacements, modifications, supplements or rearrangements thereof from time to time.
     “US Swing Line Advance” means any Advance made by the US Administrative Agent under Section 3.1(a).
     “US Swing Line Note” means the promissory note of the US Borrower payable to the order of the US Administrative Agent, in substantially the form attached hereto as Exhibit A-3 with appropriate completions, and all extensions, renewals, replacements, modifications, supplements or rearrangements thereof from time to time.
     Section 1.2 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.
ARTICLE II
Advances and Letters of Credit
     Section 2.1 Aggregate Commitments.
     (a) Subject to the terms and conditions of this Agreement, each US Lender severally agrees to make one or more US Revolving Credit Advances to the US Borrower from time to time from the Effective Date to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such US Lender’s Revolving Credit Commitment, provided that the aggregate amount of all US Revolving Credit Advances and US Swing Line Advances at any time outstanding shall not exceed (i) the aggregate of the US Revolving Credit Commitments, minus

(ii) the outstanding Letter of Credit Liabilities under US Letters of Credit. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the US Borrower may borrow, repay, and reborrow hereunder the aggregate amount of the US Revolving Credit Commitments by means of US Revolving Credit Advances. Each US Revolving Credit Advance made by each US Lender shall be made and maintained at such US Lender’s Principal Office.
     (b) Subject to the terms and conditions of this Agreement, each Canadian Lender agrees to make one or more Canadian Advances to the Canadian Borrower from time to time from the Effective Date to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Canadian Lender’s Canadian Commitment, provided that the aggregate amount of all Canadian Advances and Canadian Swing Line Advances at any time outstanding shall not exceed (i) the aggregate of the Canadian Commitments, minus (ii) the outstanding Letter of Credit Liabilities under Canadian Letters of Credit. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Canadian Borrower may borrow, repay, and reborrow hereunder the aggregate amount of the Canadian Commitments by means of Canadian Advances. Each Canadian Advance made by each Canadian Lender shall be made and maintained at such Canadian Lender’s Principal Office. Each Canadian Advance made under this Section 2.1(b) shall be made and denominated in Canadian Dollars.
     (c) Reallocation of Commitments. Any Lender may agree with the Borrowers to reallocate its existing US Revolving Credit Commitment or Canadian Commitment so long as the sum of such US Revolving Credit Commitment and Canadian Commitment remains unchanged; provided that, the aggregate amount of all Canadian Commitments, after giving effect to any reallocation, shall not exceed $15,000,000. In addition, any Lender may agree with the Borrowers to convert a portion of its US Revolving Credit Commitment into a Canadian Commitment, and any Lender may agree with the Borrowers to convert a portion of its Canadian Commitment into a US Revolving Credit Commitment, in each case so long as (i) the sum of such Lender’s US Revolving Credit Commitment and Canadian Commitment remains equal to the aggregate amount of such Lender’s US Revolving Credit Commitment and Canadian Commitment, as the case may be, prior to such reallocation and (ii) the aggregate amount of all Canadian Commitments, after giving effect to any reallocation, shall not exceed $15,000,000. The Borrowers shall give written notice to the Administrative Agents of any reallocation pursuant to this provision at least 10 Business Days prior to the effective date of any such reallocation. No applicable Lender affected by such reallocation shall be required to agree to any such reallocation, but may do so at its option, in its sole absolute discretion.
     Section 2.2 The Notes.
     (a) The obligation of the US Borrower to repay the US Revolving Credit Advances (other than US Swing Line Advances) and interest thereon shall be evidenced by a US Revolving Credit Note executed by the US Borrower, payable to the order of each US Lender, in the principal amount of such US Lender’s US Revolving Credit

Commitment as originally in effect and dated the date hereof or such later date as may be required with respect to transactions contemplated by Section 14.7.
     (b) The obligation of the Canadian Borrower to repay the Canadian Advances (other than Canadian Swing Line Advances) and interest thereon shall be evidenced by a Canadian Note executed by the Canadian Borrower, payable to the order of each Canadian Lender, in the principal amount of such Canadian Lender’s Canadian Commitment as originally in effect and dated the date hereof or such later date as may be required with respect to transactions contemplated by Section 14.7.
     Section 2.3 Repayment of Advances.
     (a) The US Borrower shall repay the unpaid principal amount of all US Revolving Credit Advances on the Termination Date.
     (b) The Canadian Borrower shall repay the unpaid principal amount of all Canadian Advances on the Termination Date.
     Section 2.4 Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, and (b) the Applicable Rate. If at any time the Applicable Rate for any Advance shall exceed the Maximum Rate, thereby causing the interest accruing on such Advance to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable as follows:
     (a) on each Payment Date; and
     (b) on the Termination Date.
Notwithstanding the foregoing, after an Event of Default and during any continuance thereof, at the US Administrative Agent’s election or at the request of the Required Lenders, the Obligations shall bear interest at a rate per annum equal to the Default Rate. Such interest shall be payable on the earlier of demand or the Termination Date, and shall accrue until the earlier of (i) waiver or cure of the applicable Event of Default, (ii) agreement by the Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to accelerate the maturity of the Advances or to exercise any other rights or remedies under the Loan Documents.
     Section 2.5 Use of Proceeds. The proceeds of the US Revolving Credit Advances shall be used by the US Borrower (a) to refinance certain existing Debt of the Borrowers, (b) for acquisition of assets or Equity Interests in other Persons permitted under this Agreement (or as otherwise agreed in writing by the Required Lenders), (c) for general corporate and working capital purposes in the ordinary course of business and (d) to finance fees and expenses incurred in connection with the closing of the credit transaction described in this Agreement. The proceeds of the Canadian Advances shall be used by the Canadian Borrower for (i) general corporate and working capital purposes in the ordinary course of business, and (ii) one or more acquisitions of Canadian Persons or assets located in Canada.
     Section 2.6 Commitment Fee. The Borrowers agree to pay to the US Administrative Agent for the account of each Lender a commitment fee on the daily average unused amount of such Lender’s Aggregate Commitments for the period from and including the Effective Date to and including the Termination Date at the rate per annum equal to the Applicable Margin in effect on the date such payment is due, based on a 360 day year and the actual number of days elapsed; provided that (a) the amount of any Swing Line Advances that may be outstanding from time to time shall not be considered usage of the Aggregate Commitments and (b) the face amount of outstanding Letters of Credit shall be considered usage of the Aggregate Commitments. The accrued commitment fee shall be payable in arrears on each Quarterly Fee Payment Date and on the Termination Date.
     Section 2.7 Reduction or Termination of Aggregate Commitments. Each of the Borrowers shall have the right to terminate in whole or reduce in part the unused portion of the US Revolving Credit Commitments (or the Canadian Commitments, as the case may be) upon at least three Business Days’ prior notice (which notice shall be irrevocable) to the Administrative Agents specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction; provided, however, that (a) the Aggregate Commitments shall never be reduced below an amount equal to the aggregate outstanding Letter of Credit Liabilities unless cash collateralized, (b) the US Revolving Credit Commitments shall never be reduced below an amount equal to the aggregate outstanding Letter of Credit Liabilities under the US Letters of Credit and (c) the Canadian Commitments shall never be reduced below an amount equal to the aggregate outstanding Letter of Credit Liabilities under the Canadian Letters of Credit. Each partial reduction in the US Revolving Credit Commitments shall be in the amount of $1,000,000 or a greater integral multiple of $500,000. Each partial reduction in the Canadian Commitments shall be in an amount of $150,000 or a greater integral multiple of $100,000. The US Borrower shall simultaneously prepay the US Revolving Credit Advances by the amount by which the unpaid principal amount of the US Revolving Credit Advances, plus the Letter of Credit Liabilities under the US Letters of Credit exceeds the US Revolving Credit Commitments after giving effect to such notice, plus accrued and unpaid interest on the principal amount so prepaid. The Canadian Borrower shall simultaneously prepay the Canadian Advances by the amount by which the unpaid principal amount of the Canadian Advances, plus the Letter of Credit Liabilities under the Canadian Letters of Credit exceeds the Canadian Commitments after giving effect to such notice, plus accrued and unpaid interest on the principal amount so prepaid. Subject to Section 2.10 with respect to the Aggregate Commitments only, neither the US Revolving Credit Commitments nor the Canadian Commitments may be reinstated after either such commitment has been terminated or reduced to zero.
     Section 2.8 Letters of Credit.
     (a) Subject to, and upon the terms, conditions, covenants and agreements contained herein and in the Letter of Credit Agreements, prior to the Termination Date, the US Issuing Lender agrees to issue irrevocable, standby and commercial US Letters of Credit, for the account of the US Borrower or any Domestic Subsidiary other than a de minimus Subsidiary (as the context may require). The US Issuing Lender agrees with respect to US Letters of Credit issued under the US Revolving Credit Commitment, that (i) the Letter of Credit Liabilities under the US Letters of Credit shall not at any time exceed $50,000,000 in respect of US Letters of Credit issued under the US Revolving Credit Commitments, and (ii) with respect to the US Revolving Credit Commitments, the aggregate principal amount outstanding of all US Revolving Credit Advances, the Letter of Credit Liabilities under the US Letters of Credit, and the aggregate principal amount outstanding of all US Swing Line Advances may at no time exceed the aggregate US Revolving Credit Commitments. In the event of an actual conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, then the terms and conditions of this Agreement shall prevail. US Letters of Credit shall expire no later than three years after the date of issuance (but may include provision for automatic one year renewals unless notice of non-renewal is timely sent by US Issuing Lender), must be satisfactory in form to the US Issuing Lender, and must be issued pursuant to a Letter of Credit Agreement.
     (b) Subject to, and upon the terms, conditions, covenants and agreements contained herein and in the Letter of Credit Agreements, prior to the Termination Date, the Canadian Issuing Lender agrees to issue irrevocable, standby and commercial Canadian Letters of Credit, for the account of the Canadian Borrower or any Foreign Subsidiary (as the context may require). The Canadian Issuing Lender agrees with respect to Canadian Letters of Credit issued under the Canadian Commitments, that (i) the Letter of Credit Liabilities under the Canadian Letters of Credit shall not at any time exceed $5,000,000 in respect of Canadian Letters of Credit issued under the Canadian Commitments, and (ii) with respect to the Canadian Commitments, the aggregate principal amount outstanding of all Canadian Advances, the Letter of Credit Liabilities under the Canadian Letters of Credit, and the aggregate principal amount outstanding of all Canadian Swing Line Advances may at no time exceed the aggregate Canadian Commitments. In the event of an actual conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, then the terms and conditions of this Agreement shall prevail. Canadian Letters of Credit shall expire no later than three years after the date of issuance (but may include provision for automatic one year renewals unless notice of non-renewal is timely sent by the Canadian Issuing Lender), must be satisfactory in form to the Canadian Issuing Lender, and must be issued pursuant to a Letter of Credit Agreement.
     (c) On or before five days prior to the Termination Date, each Borrower agrees to deposit with and pledge to the applicable Administrative Agent for the ratable benefit of the applicable Lenders cash or Cash Equivalent Investments in an amount equal to 110% of all outstanding Letter of Credit Liabilities.
Section 2.9 Payments and Reimbursement Under Letters of Credit.
     (a) Payments. Each Issuing Lender shall promptly notify the Administrative Agents and the applicable Borrower of the date and amount of any draft presented for honor under any Letter of Credit (but failure to give notice will not affect the applicable Borrower’s obligations under this Agreement). Each Issuing Lender shall pay the requested amount upon presentment of a draft unless presentment on its face does not comply with the terms of the applicable Letter of Credit. When making payment, each Issuing Lender may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and such Issuing Lender is not liable for any of those obligations absent gross negligence or willful misconduct). Each Issuing Lender shall promptly pay to the applicable Administrative Agent for such Administrative Agent to promptly distribute reimbursement payments received from the applicable Borrower to all applicable Lenders according to their Percentages.
     (b) Reimbursement Obligation of the Borrowers. To induce each Issuing Lender to issue and maintain Letters of Credit, and to induce the Lenders to participate in issued Letters of Credit, each Borrower agrees to pay or reimburse such Issuing Lender (or cause another Obligated Party to pay or reimburse such Issuing Lender) (i) the amount paid by such Issuing Lender pursuant to a draw on a Letter of Credit issued by such Issuing Lender on the same day such payment is made, and (ii) on demand, the amount of any additional reasonable fees such Issuing Lender customarily charges for amending Letter of Credit Agreements, for honoring drafts under the Letters of Credit, and for taking similar action in connection with Letters of Credit. If a Borrower or another Obligated Party has not reimbursed an Issuing Lender for any drafts when reimbursement is required under this section, then the applicable Administrative Agent is irrevocably authorized to fund such Borrower’s reimbursement obligations as a Base Rate Advance if proceeds are available under the US Revolving Credit Commitments or the Canadian Commitments (as the context may require) and if the conditions in this Agreement for such an Advance (other than any notice requirements or minimum funding amounts) have, to such Administrative Agent’s knowledge, been satisfied. The proceeds of that Advance shall be advanced directly to such Issuing Lender to pay such Borrower’s unpaid reimbursement obligations. If funds cannot be advanced under the US Revolving Credit Commitments or the Canadian Commitments (as the context may require), then such Borrower’s reimbursement obligation shall constitute a demand obligation. Each Borrower’s obligations under this section are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment that such Borrower may have at any time against any Issuing Lender or any other Person. From the date that an Issuing Lender pays a draft under a Letter of Credit until the applicable Borrower or another Obligated Party either reimburses or is obligated to reimburse such Issuing Lender for that draft under this section, the amount of that draft bears interest payable to such Issuing Lender at the rate then applicable to Base Rate Advances. From the due date of the respective amounts due under this section, to the date paid (including any payment from proceeds of a Base Rate Advance), unpaid reimbursement amounts accrue interest that is payable on demand at the Default Rate.
     (c) Obligation of Lenders. If a Borrower or an Obligated Party fails to reimburse any Issuing Lender as provided herein by the date on which reimbursement is due hereunder, and funds cannot be advanced under the US Revolving Credit Commitments or the Canadian Commitments (as the context may require) to satisfy the reimbursement obligations, then the applicable Administrative Agent shall promptly notify each Lender of such failure, of the date and amount paid, and of each Lender’s Percentage of the unreimbursed amount as a participation in such unreimbursed amounts.

Each Lender shall promptly and unconditionally make available to the applicable Administrative Agent in immediately available funds its Percentage of the unpaid reimbursement obligation, subject to the limitations of Section 2.1. Funds are due and payable to the applicable Administrative Agent before the close of business on the Business Day when such Administrative Agent gives notice to each Lender of such reimbursement failure (if notice is given before 11:00 a.m. (Houston time)) or on the next succeeding Business Day (if notice is given after 11:00 a.m. (Houston time)). All amounts payable by any Lender accrue interest after the due date at the Federal Funds Rate from the day the applicable draft or draw is paid by the applicable Administrative Agent to (but not including) the date the amount is paid by such Lender to such Administrative Agent. Upon receipt of those funds, such Administrative Agent shall make them available to the applicable Issuing Lender.
     (d) Duties of Issuing Lenders. Each Issuing Lender agrees with each Lender that it will exercise and give the same care and attention to each Letter of Credit as it gives to its other letters of credit. Each Lender and each Borrower agree that, in paying any draft under any Letter of Credit, no Issuing Lender has any responsibility to obtain any document (other than any documents expressly required by the respective Letter of Credit) or to ascertain or inquire as to any document’s validity, enforceability, sufficiency, accuracy, or genuineness or the authority of any Person delivering it. No Issuing Lender nor any of its representatives will be liable to any Lender, any Borrower, or any Obligated Party for any Letter of Credit’s use or for any beneficiary’s acts or omissions. Any action, inaction, error, delay, or omission taken or suffered by any Issuing Lender or any of its representatives in connection with any Letter of Credit, applicable drafts or documents, or the transmission, dispatch, or delivery of any related message or advice, if in good faith and in conformity with applicable laws and in accordance with the standards of care specified in the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (as amended or modified), is binding upon any Borrower, the Obligated Parties and Lenders and, except as expressly provided herein, does not place any Issuing Lender or any of its representatives under any resulting liability to any Borrower, any Obligated Party or any Lender. With respect to any Letter of Credit issued under the US Revolving Credit Commitments or any Canadian Letter of Credit issued under the Canadian Commitments, the applicable Administrative Agent is not liable to any Borrower, any Obligated Party or any Lender for any action taken or omitted, in the absence of gross negligence or willful misconduct, by any Issuing Lender or its representative in connection with any Letter of Credit.
     Section 2.10 Optional Commitment Increase.
     (a) Optional Increase Request. The US Borrower may, at any time and from time to time prior to the Termination Date, so long as no Default or Event of Default exists, request that the US Revolving Credit Commitments be increased (the “Increase Amount”) in an aggregate amount not to exceed $70,000,000 (each, a “Commitment Increase”), provided that any such request shall be made in writing (an “Increase Request”) by the US Borrower and delivered to the US Administrative Agent. Promptly upon receipt of an Increase Request, the US Administrative Agent shall notify the US Lenders of such request.
     (b) US Lenders’ Response to Increase Request. Each US Lender shall have the right, but not the obligation, to elect to increase its respective US Revolving Credit Commitment by an amount not to exceed the Increase Amount, which election shall be made by notice from each US Lender to the US Administrative Agent given not later than 15 days after the date notified of the Increase Request by US Administrative Agent (the “Response Date”), and shall specify the amount of the proposed increase in such US Lender’s US Revolving Credit Commitment. If any US Lender shall fail to give such notice to US Administrative Agent by the Response Date, such US Lender shall be deemed to have elected not to increase its US Revolving Credit Commitment in connection with such Increase Request.
     (c) Joinder of Additional US Lenders. If the aggregate amount of the proposed increases in the US Revolving Credit Commitments of all US Lenders making an election to increase their respective US Revolving Credit Commitment (each, an “Increasing Lender”) does not equal or exceed the Increase Amount, then the US Borrower may seek one or more lenders (which must be Eligible Assignees reasonably satisfactory to the US Borrower and the US Administrative Agent) as US Lenders (each an “Additional Lender”), which Additional Lenders shall have aggregate US Revolving Credit Commitments not greater than an amount equal to (i) the Increase Amount, less (ii) any increases in the US Revolving Credit Commitments of the Increasing Lenders.
     (d) Increase Effective Date and Allocations. If the US Revolving Credit Commitments are increased in accordance with this Section, the US Administrative Agent and the US Borrower shall determine the effective date (the “Increase Effective Date”) and final allocation of such increase. The US Administrative Agent shall promptly notify the US Borrower and the US Lenders of the final allocation of such increase amount, the Increase Effective Date and the resulting Percentages.
     (e) Notes. Upon any increase in the US Revolving Credit Commitments pursuant to this Section, the US Borrower will execute and deliver (i) a replacement US Revolving Credit Note to each Increasing Lender, each in the principal amount of the US Revolving Credit Commitment of such Increasing Lender, as increased in accordance with subsection (d) of this Section 2.10, and (ii) a new US Revolving Credit Note to each Additional Lender made party to this Agreement in connection therewith, each in the principal amount of such Additional Lender’s US Revolving Credit Commitment.
     (f) Documentation. The US Borrower and the US Administrative Agent shall execute appropriate documentation to add each Additional Lender as a party to this Agreement, whereupon such Additional Lender shall have all of the rights and obligations of a US Lender hereunder and under the other Loan Documents. The US Borrower and the Obligated Parties shall execute and deliver appropriate documentation in connection with a Commitment Increase to preserve and protect the Liens of the Administrative Agents in the Collateral and the perfection and priority of such Liens.

     (g) Payment; Amortization. (i) Each Additional Lender shall pay to the US Administrative Agent for the account of the other US Lenders an amount equal to its Percentage of outstanding US Revolving Credit Advances, (ii) each Increasing Lender shall pay to the US Administrative Agent for the account of the other US Lenders the amount necessary so that such Increasing Lender has advanced an amount equal to its Percentage (as adjusted in accordance with subsection (d) of this Section 2.10) of outstanding US Revolving Credit Advances, and (iii) such amount so paid by each Additional Lender and each Increasing Lender shall constitute a US Revolving Credit Advance by such Additional Lender or Increasing Lender under its US Revolving Credit Note and a payment of principal to the other US Lenders under their respective US Revolving Credit Notes and the outstanding principal balances of the respective US Revolving Credit Notes shall be increased or reduced accordingly.
     (h) Effects of Increase. Upon and as of the date of the addition of any Additional Lender to this Agreement or the increase of the US Revolving Credit Commitment of any Increasing Lender, (i) the US Revolving Credit Commitments of the other US Lenders (other than other Increasing Lenders) shall remain unchanged, and (ii) solely with respect to US Revolving Credit Commitments, each of the other US Lenders shall be deemed to have sold and transferred to such Additional Lender or such Increasing Lender, as the case may be, and such Additional Lender or Increasing Lender shall be deemed irrevocably and unconditionally to have purchased and received from each such other US Lenders (on a pro rata basis, based on such other US Lenders’ respective Percentages, as adjusted in accordance with this Section) a portion of such other US Lenders’ participation shares under Section 4.13 in all US Letters of Credit outstanding on such date and related rights, in an aggregate amount equal to such Additional Lender’s or such Increasing Lender’s Percentage of such outstanding US Letters of Credit. The addition of any Additional Lender or the increase of the US Revolving Credit Commitment of an Increasing Lender and the effects thereof as described in this Section shall occur automatically upon satisfaction of the requirements specified in this Section, without the necessity for further documentation to be executed by the other Lenders.
     (i) Acknowledgments Regarding Obligation to Increase. The US Borrower acknowledges that (i) no Administrative Agent nor any US Lender has made any representations to the US Borrower regarding its intent to agree to any increases to the US Revolving Credit Commitments described in this Section, (ii) no US Lender shall have any obligation to increase its US Revolving Credit Commitment, (iii) any US Lender’s agreement to one or more increases shall not commit such US Lender to any additional increases, and (iv) no Administrative Agent, nor any US Lender, nor any of their respective Affiliates shall have any obligation to find or arrange for any Additional Lender.
     (j) Compensation. The US Borrower acknowledges that nothing herein shall constitute a waiver of the US Borrower’s obligation set forth in Section 5.6 hereof to provide compensation to the US Lenders if any circumstance arising in connection with any increase in the US Revolving Credit Commitments results in a LIBOR Advance being paid on a day other than the last day of an Interest Period for such LIBOR Advance.
ARTICLE III
Swing Line Advances
     Section 3.1 Swing Line Advances. (a) For the convenience of the parties, the US Administrative Agent, solely for its own account, may make any requested Advance under the US Revolving Credit Commitments (which request must be made before 1:00 p.m. (Houston time) on the Business Day the Advance is to be made and may be telephonic if confirmed in writing within two Business Days) in the minimum amount of $500,000 (or a greater integral multiple of $100,000) directly to the US Borrower as a US Swing Line Advance without requiring each other US Lender to fund its Percentage thereof on such Business Day. US Swing Line Advances are subject to the following conditions:
     (i) Each US Swing Line Advance must occur on a Business Day before the Termination Date;
     (ii) The aggregate principal outstanding of all US Swing Line Advances may not exceed $25,000,000; the aggregate principal amount outstanding of all US Swing Line Advances, the aggregate principal amount of all US Revolving Credit Advances, and the Letter of Credit Liabilities under the US Letters of Credit may at no time exceed the aggregate US Revolving Credit Commitments; and no US Swing Line Advance shall be made which would cause the aggregate principal outstanding of US Administrative Agent’s percentage of all US Revolving Credit Advances (including US Swing Line Advances) to exceed the US Administrative Agent’s US Revolving Credit Commitment;
     (iii) Each US Swing Line Advance shall be paid in full or Converted by the US Borrower no later than the 15th day and the last day of each calendar month, and if such US Swing Line Advance is not paid within such time, then such US Swing Line Advance shall be paid in full by the funding of a Base Rate Advance; and
     (iv) Each US Swing Line Advance shall accrue interest at the Base Rate plus the Applicable Margin for Base Rate Advances and Swing Line Advances.
     (b) For the convenience of the parties, the Canadian Administrative Agent, solely for its own account, may make any requested Advance under the Canadian Commitments (which request must be made before 1:00 p.m. (Toronto, Ontario time) on the Business Day the Advance is to be made and may be telephonic if confirmed in writing within two Business Days) in the minimum amount of $500,000 (or a greater integral multiple of $100,000) directly to the Canadian Borrower as a Canadian Swing Line Advance without requiring each other Canadian Lender to fund its Percentage thereof on such Business Day. Canadian Swing Line Advances are subject to the following conditions:
     (i) Each Canadian Swing Line Advance must occur on a Business Day before the Termination Date;
     (ii) The aggregate principal outstanding of all Canadian Swing Line Advances may not exceed $5,000,000; the aggregate principal amount outstanding of all Canadian Swing Line Advances, the aggregate principal amount of all Canadian Advances, and the Letter of Credit Liabilities under the Canadian Letters of Credit may at no time exceed the aggregate Canadian Commitments; and no Canadian Swing Line Advance shall be made which would cause the aggregate principal outstanding of Canadian Administrative Agent’s percentage of all Canadian Advances (including Canadian Swing Line Advances) to exceed the Canadian Administrative Agent’s Canadian Commitment;
     (iii) Each Canadian Swing Line Advance shall be paid in full or Converted by the Canadian Borrower no later than the 15th and last day of each calendar month, and if such Canadian Swing Line Advance is not paid within such time, then such Canadian Swing Line Advance shall be paid in full by the funding of a Base Rate Advance; and
     (iv) Each Canadian Swing Line Advance shall accrue interest at the Base Rate plus the Applicable Margin for Base Rate Advances and Swing Line Advances.
     Section 3.2 Lenders’ Funding of Swing Line Advances as Advances. If a Borrower fails to repay any Swing Line Advance within 10 Business Days after the making thereof, the applicable Administrative Agent shall promptly notify the applicable Lenders of such failure and the unpaid amount, which notice shall, on behalf of such Borrower (and for such purpose such Borrower hereby irrevocably directs such Administrative Agent to act on its behalf), request each such Lender to make, and each such Lender hereby agrees to make, an Advance in an amount equal to such Lender’s Percentage of the aggregate amount of such unpaid Swing Line Advance (each a “Refunded Swing Line Advance”), to repay such Administrative Agent. Each Lender shall make the amount of such Advance available to the applicable Administrative Agent in immediately available funds, not later than 10:00 a.m. Houston time or Toronto, Ontario time one Business Day after the date of such notice. The proceeds of such Advance shall be immediately made available to the applicable Administrative Agent for application by such Administrative Agent to the repayment of the Refunded Swing Line Advance. Each Borrower irrevocably authorizes the applicable Administrative Agent to charge such Borrower’s accounts with such Administrative Agent in order to immediately pay the amount of such Refunded Swing Line Advance to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swing Line Advance (with notice of such charge being provided to such Borrower, provided that the failure to give such notice shall not affect the validity of such charge). All such Refunded Swing Line Advances shall be subject to all provisions of this Agreement concerning Advances, except that such Advances shall be made without regard to satisfaction of the conditions precedent to Advances (including the existence of a Default or Event of Default). If prior to the time an Advance would otherwise have been made pursuant to this paragraph, Advances may not be made as contemplated by this paragraph, each such Lender shall irrevocably and unconditionally purchase and receive from the applicable Administrative Agent a ratable participation in such Swing Line Advance and shall make available to such Administrative Agent in immediately available funds its Percentage of such unpaid amount, together with interest from the date when its payment was due to, but not including, the date of payment. If a Lender does not promptly pay its amount upon such Administrative Agent’s demand, and until such Lender makes the required payment, such Administrative Agent is deemed to continue to have outstanding a Swing Line Advance in the amount of such Lender’s unpaid obligation. Each Borrower shall make each payment of all or any part of any Swing Line Advance to the applicable Administrative Agent for the ratable benefit of such Administrative Agent and those Lenders who have funded their participations in Swing Line Advances under this section (but all interest accruing on Swing Line Advances before the funding date of any Advance to repay such Swing Line Advance or any participation is payable solely to such Administrative Agent for its own account).
     Section 3.3 The Swing Line Notes. The obligation of the US Borrower to repay the US Swing Line Advances and interest thereon shall be evidenced by the US Swing Line Note in the principal amount of $25,000,000. The obligation of the Canadian Borrower to repay the Canadian Swing Line Advances and interest thereon shall be evidenced by the Canadian Swing Line Note in the principal amount of $5,000,000.
ARTICLE IV
Borrowing Procedure: Payments; Facilities Fees;
Matters Related to Letters of Credit; Matters Related to Advances;
Designation of Canadian Resident Lenders
     Section 4.1 Borrowing Procedure.
     (a) The US Borrower shall give the US Administrative Agent notice by means of an Advance Request Form of each requested US Revolving Credit Advance (other than US Swing Line Advances) at least one Business Day before the requested date of a Base Rate Advance, and at least three Business Days before the requested date of a LIBOR Advance, specifying: (a) the requested date of such US Revolving Credit Advance (which shall be a Business Day), (b) the amount of such US Revolving Credit Advance, (c) the Type of the US Revolving Credit Advance, and (d) in the case of a LIBOR Advance, the duration of the Interest Period for such US Revolving Credit Advance. The US Administrative Agent at its option may accept telephonic requests for US Revolving Credit Advances, provided that such acceptance shall not constitute a waiver of the US Administrative Agent’s right to delivery of the appropriate Advance Request Form in connection with subsequent advances. Any telephonic request for a US Revolving Credit Advance by the US Borrower shall be promptly continued by submission of a properly completed Advance Request Form to the US Administrative Agent. Each Base Rate Advance shall be in a minimum principal amount of $500,000 or a greater integral multiple of $100,000. Each LIBOR Advance shall be in a minimum principal amount of $3,000,000 or a greater integral multiple of $1,000,000. The US Administrative Agent shall notify each US Lender of the contents of each such notice on the date such notice is given by the US Borrower. Not later than 11:00 a.m. Houston, Texas time on the date specified for each US Revolving Credit Advance hereunder, each US Lender will make available to the US Administrative Agent at its Principal Office in immediately available funds, for the account of the US Borrower, its Percentage of each US Revolving Credit Advance. After the US Administrative Agent’s receipt of such funds and subject to the other terms and conditions of this Agreement, the US Administrative Agent will make each US Revolving Credit Advance available to the US Borrower by depositing the same, in immediately available funds, in an account of the US Borrower (designated by the US Borrower) maintained with the US Administrative Agent at the US Administrative Agent’s Principal Office. All notices under this Section shall be irrevocable and shall be given not later than 11:00 a.m. Houston, Texas, time on the day which is not less than the number of Business Days specified above for such notice.
     (b) The following borrowing procedures shall apply with respect to the Canadian Advances. The Canadian Borrower shall give the Canadian Administrative Agent notice by means of an Advance Request Form of each requested Canadian Advance (other than Canadian Swing Line Advances) at least one Business Day before the requested date of a Base Rate Advance, and at least three Business Days before the requested date of a LIBOR Advance, specifying: (a) the requested date of such Canadian Advance (which shall be a Business Day), (b) the amount of such Canadian Advance, (c) the Type of the Canadian Advance, and (d) in the case of a LIBOR Advance, the duration of the Interest Period for such Canadian Advance. The Canadian Administrative Agent at its option may accept telephonic requests for Canadian Advances, provided that such acceptance shall not constitute a waiver of the Canadian Administrative Agent’s right to delivery of the appropriate Advance Request Form in connection with subsequent advances. Any telephonic request for a Canadian Advance by the Canadian Borrower shall be promptly continued by submission of a properly completed Advance Request Form to the Canadian Administrative Agent. Each Base Rate Advance shall be in a minimum principal amount of $250,000 or a greater integral multiple of $100,000. Each LIBOR Advance shall be in a minimum principal amount of $250,000 or a greater integral multiple of $100,000. The Canadian Administrative Agent shall notify each Canadian Lender of the contents of each such notice on the date such notice is given by the Canadian Borrower. Not later than 1:00 p.m., Toronto, Ontario time on the date specified for each Canadian Advance hereunder, and subject to the other terms and conditions of this Agreement, each Canadian Lender will make available to the Canadian Administrative Agent at its Principal Office in immediately available funds, for the account of the Canadian Borrower, its Percentage of each Canadian Advance. After the Canadian Administrative Agent’s receipt of such funds and subject to the other terms and conditions of this Agreement, the Canadian Administrative Agent will make each Canadian Advance available to the Canadian Borrower by depositing the same, in immediately available funds, in an account of the Canadian Borrower (designated by the Canadian Borrower) maintained with the Canadian Administrative Agent at the Canadian Administrative Agent’s Principal Office. All notices under this Section shall be irrevocable and shall be given not later than 1:00 p.m., Toronto, Ontario time on the day which is not less than the number of Business Days specified above for such notice.
     Section 4.2 Method of Payment.
     (a) All payments of principal, interest, and other amounts to be made by the US Borrower under this Agreement and the other Loan Documents shall be made to the US Administrative Agent at its Principal Office for the account of each US Lender’s Principal Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 11:00 a.m., Houston, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The US Borrower shall, at the time of making each such payment, specify to the US Administrative Agent the sums payable by the US Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event that the US Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the US Administrative Agent may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion, subject to Section 4.5 hereof). Each payment received by the US Administrative Agent under this Agreement or any other Loan Document for the account of a US Lender shall be paid promptly to such US Lender, in immediately available funds, for the account of such US Lender’s Principal Office. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.
     (b) The following shall apply with respect to methods of payment for the Canadian Advances. All payments of principal, interest, and other amounts to be made by the Canadian Borrower under this Agreement and the other Loan Documents shall be made to the Canadian Administrative Agent at its Principal Office for the account of each Canadian Lender’s Principal Office in Canadian Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 1:00 p.m., Toronto, Ontario time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Canadian Borrower shall, at the time of making each such payment, specify to the Canadian Administrative Agent the sums payable by the Canadian Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event that the Canadian Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Canadian Administrative Agent may apply such payment to the Canadian Obligations in such order and manner as it may elect in its sole discretion, subject to Section 4.5 hereof). Each payment received by the Canadian Administrative Agent under this Agreement or any other Loan Document for the account of a Canadian Lender shall be paid promptly to such Canadian Lender, in immediately available funds, for the account of such Canadian Lender’s Principal Office. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.
     (c) Not later than 1:00 p.m., Toronto, Ontario time on each Calculation Date, the Canadian Administrative Agent shall determine the Exchange Rate applicable to Canadian Dollars as of such Calculation Date. For purposes of this Agreement, the Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”).
     Section 4.3 Voluntary Prepayment. The Borrowers may prepay the Base Rate Advances in whole at any time or from time to time in part without premium or penalty upon not less than one Business Day’s prior notice to the applicable Administrative Agent (which shall promptly notify the applicable Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $3,000,000 or any whole multiple of $1,000,000 in the case of the US Revolving Credit Advances and at least $150,000 or any whole multiple of $100,000 in the case of Canadian Advances, or, if less, the remaining aggregate principal balance outstanding on the applicable Note) and shall be irrevocable and effective only upon receipt by the applicable Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. Each Borrower may prepay LIBOR Advances on the same conditions as for Base Rate Advances (except that prior notice to the applicable Administrative Agent shall be not less than three Business Days for LIBOR Advances) and in addition such prepayments of LIBOR Advances shall not relieve the US Borrower or the Canadian Borrower of its respective obligations under Section 5.2 or 5.6 hereof.
     Section 4.4 Mandatory Prepayment.
     (a) If at any time the amount equal to the sum of (i) the aggregate principal amount of all US Revolving Credit Advances, plus (ii) the Letter of Credit Liabilities under the US Letters of Credit, plus (iii) the aggregate principal amount outstanding of all US Swing Line Advances exceeds the aggregate US Revolving Credit Commitments, the US Borrower shall promptly prepay the outstanding US Revolving Credit Advances by the amount of the excess or, if no US Revolving Credit Advances are outstanding, the US Borrower shall immediately pledge to the US Administrative Agent cash or Cash Equivalent Investments in an amount equal to the excess as cash collateral for the outstanding Letter of Credit Liabilities under the US Letters of Credit. Additionally, if at any time the amount equal to the sum of (A) the aggregate principal amount of all Canadian Advances, plus (B) the Letter of Credit Liabilities under the Canadian Letters of Credit exceeds the aggregate Canadian Commitments, the Canadian Borrower shall promptly prepay the outstanding Canadian Advances by the amount of the excess or, if no Canadian Advances are outstanding, the Canadian Borrower shall immediately pledge to the Canadian Administrative Agent for the ratable benefit of the Canadian Lenders with respect to the Canadian Commitments cash or Cash Equivalent Investments in an amount equal to the excess as cash collateral for the outstanding Letter of Credit Liabilities under the Canadian Letters of Credit.

     (b) Promptly upon receipt of the Net Cash Proceeds from any Asset Sale or sale/leaseback transaction with respect to either Borrower’s or any of their Subsidiaries’ Property, or receipt of any insurance proceeds with respect to properties or assets of any Borrower or any of their Subsidiaries, such Borrower, shall prepay Advances and permanently reduce the US Revolving Credit Commitments or the Canadian Commitments, as applicable, in accordance with Section 4.4(c) in a principal amount equal to 100% of the amount by which aggregate Net Cash Proceeds received from such Asset Sales or insurance proceeds during any twelve month period exceeds 10 percent of US Borrower’s consolidated Net Worth, and 100% of the amount of Net Cash Proceeds received from any such sale/leaseback transaction.
     (c) (i)  Subject to the Intercreditor Agreement (Canadian Facility), any prepayment made by the US Borrower under Sections 4.4(a) or (b) shall (i) include accrued interest to the date of such prepayment on the principal amount prepaid, (ii) not be subject to (A) any minimum payment provisions contained in this Agreement or (B) the requirement set forth in Section 5.6 hereof to provide compensation to the US Lenders if such prepayment results in a LIBOR Advance being paid on a day other than the last day of an Interest Period for such LIBOR Advance, and (iii) be applied first, to repay outstanding US Revolving Credit Advances, with a corresponding permanent reduction in the US Revolving Credit Commitments (other than in respect of prepayments under Section 4.4(a) above), and second, at any time there are no Advances outstanding under the US Revolving Credit Commitments, to provide cash collateral for the outstanding Letter of Credit Liabilities under the US Letters of Credit, provided that, in any event there shall be a permanent reduction in the US Revolving Credit Commitments in an amount equal to the applicable amount of Net Cash Proceeds from the applicable transaction which, but for the principal amount of Advances outstanding on the date of receipt thereof, would be required to prepay Advances under this Section.
     (ii) Subject to the Intercreditor Agreement (Canadian Facility), any prepayment made by Canadian Borrower under Sections 4.4(a), (b), and (c) shall (i) include accrued interest to the date of such prepayment on the principal amount prepaid, (ii) not be subject to (A) any minimum payment provisions contained in this Agreement or (B) the requirement set forth in Section 5.6 hereof to provide compensation to the Canadian Lenders if such prepayment results in a LIBOR Advance being paid on a day other than the last day of an Interest Period for such LIBOR Advance, and (iii) be applied first, to repay outstanding Canadian Advances, with a corresponding permanent reduction in the Canadian Commitments (other than in respect of prepayments under Section 4.4(a) above), and second, at any time there are no Advances outstanding under the Canadian Commitments, to provide cash collateral for the outstanding Letter of Credit Liabilities under the Canadian Letters of Credit, provided that, in any event there shall be a permanent reduction in the Canadian Commitments in an amount equal to the applicable amount of Net Cash Proceeds from the applicable transaction which, but for the principal amount of Advances outstanding on the date of receipt thereof, would be required to prepay Advances under this Section.

     Section 4.5 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each Advance shall be made by the Lenders pro rata in accordance with their respective Percentages; (b) each payment of fees under Section 2.6 and letter of credit fees under Section 4.12 shall be made for the account of the Lenders pro rata in accordance with their respective Percentages; (c) each termination or reduction of the Aggregate Commitments under Section 2.7 shall be applied to the Aggregate Commitments pro rata according to the respective unused US Revolving Credit Commitments or Canadian Commitments, as applicable; (d) each Letter of Credit shall be deemed participated in by the Lenders, pro rata in accordance with their respective Percentages; and (e) each payment and prepayment of principal of or interest on the Advances by the applicable Borrower shall be made to the Administrative Agents for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Advances held by such Lenders.
     Section 4.6 Non-Receipt of Funds by the Administrative Agents. Unless the applicable Administrative Agent shall have been notified by a Lender or the US Borrower or the Canadian Borrower, as applicable (the “Payor”) prior to the date on which such Lender is to make payment to such Administrative Agent of the proceeds of an Advance to be made or participated in as applicable, by it hereunder or the US Borrower or the Canadian Borrower, as applicable is to make a payment to the applicable Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to such Administrative Agent, such Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to such Administrative Agent, the recipient of such payment shall, on demand, pay to such Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by such Administrative Agent until the date such Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.
     Section 4.7 Withholding Tax Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrowers and the Administrative Agents two duly completed copies of Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments from the US Borrower or the Canadian Borrower, as applicable under any Loan Document without deduction or withholding of any United States federal income taxes. Each US Lender which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to the US Borrower or the Canadian Borrower, as applicable and the Administrative Agents two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the US Borrower or the Canadian Borrower, or the Administrative Agents, in each case certifying that such Lender is entitled to receive payments from the US Borrower or the Canadian Borrower, as applicable under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the US Borrower or the Canadian Borrower, as applicable and the Administrative Agents that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax. Notwithstanding any provisions of this agreement to the contrary, the US Borrower or the Canadian Borrower, as applicable shall make payments net of, and after deductions for, taxes and shall not be required to increase any such amount payable to any non-US Lender that fails to comply with this Section.
     Section 4.8 Computation of Interest. Interest on the LIBOR Advances and all other amounts payable by the Borrowers hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Interest on the Base Rate Advances shall be computed on the basis of a year of 365 or 366 days, as the case may be.
     Section 4.9 Conversions and Continuation. The US Borrower or the Canadian Borrower, as applicable shall have the right from time to time to Convert all or part of an Advance of one Type into an Advance of another Type or to Continue LIBOR Advances of one Type as Advances of the same Type by giving the applicable Administrative Agent, written notice at least one Business Day before Conversion into a Base Rate Advance, and at least three Business Days before Conversion into or Continuation of a LIBOR Advance, specifying: (a) the Conversion or Continuation date, (b) the amount of the Advance to be Converted or Continued, (c) in the case of Conversions, the Type of Advance to be Converted into, and (d) in the case of a Continuation of or Conversion into a LIBOR Advance, the duration of the Interest Period applicable thereto; provided that (i) LIBOR Advances may only be Converted on the last day of the applicable Interest Period, and (ii) except for Conversions into Base Rate Advances, no Conversions shall be made while a Default or an Event of Default has occurred and is continuing. All notices under this Section shall be irrevocable and shall be given not later than 11:00 a.m. Houston, Texas time on the day which is not less than the number of Business Days specified above for such notice. The Administrative Agents shall promptly notify the Lenders of each such notice received. If the US Borrower or the Canadian Borrower, as applicable, shall fail to give the applicable Administrative Agent, the notice as specified above for Continuation or Conversion of a LIBOR Advance prior to the end of the Interest Period with respect thereto, such LIBOR Advance shall be Converted automatically into a Base Rate Advance on the last day of the then current Interest Period for such LIBOR Advance.
     Section 4.10 Letter of Credit Procedure. Each Letter of Credit shall be issued upon receipt by the applicable Issuing Lender of a written request of the US Borrower or the Canadian Borrower, as applicable (a “Credit Request”), together with a duly executed Letter of Credit Agreement, not later than 11:00 a.m. (Houston, Texas time), three Business Days prior to the date set for the issuance of such Letter of Credit. Each Credit Request shall contain or specify, among other things:
     (a) the proposed date of the issuance of the Letter of Credit, which shall be a Business Day;

     (b) the stated amount of the Letter of Credit;
     (c) the date of expiration of the Letter of Credit;
     (d) the name and address of the beneficiary of the Letter of Credit;
     (e) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;
     (f) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder;
     (g) the purpose of the Letter of Credit; and
     (h) the aggregate amount of Letter of Credit Liabilities (including the requested Letter of Credit) to be existing on the date of issuance of such requested Letter of Credit.
     Section 4.11 Amendments to Letters of Credit. Any request for amendment to or extension of the expiry date of any previously issued Letter of Credit shall be submitted pursuant to a Credit Request to the applicable Issuing Lender not later than three Business Days prior to the date of the proposed amendment or extension. No Issuing Lender shall amend or extend the expiry date of any Letter of Credit if the issuance of a new Letter of Credit having the same terms and conditions as such Letter of Credit as so amended or extended would be prohibited by any provision of this Agreement.
     Section 4.12 Letter of Credit Fees. The applicable Borrower agrees in all instances, to pay (a) to the applicable Administrative Agent a non-refundable letter of credit fee, due and payable quarterly in arrears on each Quarterly Fee Payment Date and on the applicable Termination Date, for the account of the Lenders, which fee shall be equal to the Applicable Margin for LIBOR Advances on the date of payment multiplied by the Dollar equivalent (at the applicable Exchange Rate) of the undrawn amount of each Letter of Credit (with a $600 minimum letter of credit fee per Letter of Credit issued), and based on a year of 360 days, and (b) to the applicable Issuing Lender a fronting fee, due and payable on the date of issuance of any Letter of Credit, for the sole account of such Issuing Lender, which fee shall be equal to 0.125% of the face amount of each such Letter of Credit (with a $600 minimum fronting fee per Letter of Credit issued). Additionally, the applicable Borrower agrees to pay the applicable Issuing Lender, on a demand basis, all other fees (including without limitation amendment, transfer, or negotiation fees) due and payable in accordance with such Issuing Lender’s then current fee policy, which fee policy has previously been provided to the Borrowers.
     Section 4.13 Participation by Lenders. By the issuance of any Letter of Credit and without any further action on the part of the applicable Issuing Lender or any of the Lenders in respect thereof, (a) the US Issuing Lender hereby grants to each US Lender and each US Lender hereby agrees to acquire from the US Issuing Lender a participation in each US Letter of Credit and the related Letter of Credit Liabilities, effective upon the issuance thereof without recourse or warranty, equal to such US Lender’s Percentage of such US Letter of Credit and Letter of Credit Liabilities under the US Letters of Credit and (b) the Canadian Issuing Lender hereby grants to each Canadian Lender and each Canadian Lender hereby agrees to acquire from the Canadian Issuing Lender a participation in each such Canadian Letter of Credit and the related Letter of Credit Liabilities, effective upon the issuance thereof without recourse or warranty, equal to such Canadian Lender’s Percentage of such Canadian Letter of Credit and Letter of Credit Liabilities under Canadian Letters of Credit. The Issuing Lenders shall provide a copy of each Letter of Credit to each other Lender promptly after issuance. This agreement to grant and acquire participations is an agreement between the Issuing Lenders and the Lenders, and neither the Borrowers nor any beneficiary of a Letter of Credit or Lender Guaranty shall be entitled to rely thereon. The Borrowers agree that each Lender purchasing a participation from an Issuing Lender pursuant to this Section 4.13 may exercise all its rights to payment against the applicable Borrower including the right of setoff, with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
     Section 4.14 Obligations Absolute. The obligations of the applicable Borrowers and the Guarantors under this Agreement and the other Loan Documents (including without limitation the obligation of the applicable Borrower to reimburse the applicable Issuing Lender for draws under any Letter of Credit) shall be joint and several, absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances (provided that nothing in this Agreement constitutes a waiver of the Borrowers’ rights to assert any claim or defense based upon the gross negligence or willful misconduct of any Lender):
     (a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;
     (b) Any amendment or waiver of or any consent to departure from any Loan Document;
     (c) The existence of any claim, set-off, counterclaim, defense or other rights which the Borrowers, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, any Issuing Lender, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction except for any Administrative Agent’s, Issuing Lender’s, or any Lender’s gross negligence or willful misconduct;
     (d) The occurrence of any Default or Event of Default; or
     (e) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever except for any Administrative Agent’s, any Issuing Lender’s, or any Lender’s gross negligence or willful misconduct.
     Section 4.15 Limitation of Liability. The applicable Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. None of the Issuing Lenders, the Administrative Agents, the Lenders nor any of their officers or directors shall have any responsibility or liability to any Borrower or any other Person for: (a) errors, omissions, interruptions, or delays in transmission or delivery of any messages, or (b) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, provided that in each case such actions taken or omitted by any Issuing Lender, any Administrative Agent or any Lender are done or omitted in the absence of gross negligence or willful misconduct. The Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     Section 4.16 Letter of Credit Agreements. Certain additional provisions regarding the obligations, liabilities, rights, remedies and agreements of the applicable Borrower and the applicable Issuing Lender relative to the Letters of Credit are set out in the Letter of Credit Agreements.
     Section 4.17 Replacement of either of the Issuing Lenders. Either of the Borrowers may, with the approval of the Required Lenders, appoint an applicable successor Issuing Lender hereunder upon the condition precedent that such successor Issuing Lender shall become a party to this Agreement and expressly agree to be bound by the terms and conditions contained in this Agreement pertaining to such Issuing Lender. Upon the appointment of a successor Issuing Lender, such Issuing Lender replaced by such successor Issuing Lender shall cease to issue Letters of Credit but shall continue to carry out its obligations hereunder and shall continue to have the benefit of this Agreement and the other Loan Documents with respect to the outstanding Letters of Credit issued by it until all such Letters of Credit have expired and any drawings thereunder have been reimbursed in full.
     Section 4.18 No Advances. None of the Administrative Agents, Issuing Lenders or the Lenders shall have any obligation to make any Advance, if a Default or an Event of Default has occurred and is continuing.
     Section 4.19 Special Provisions for Canadian Lenders. Notwithstanding anything herein to the contrary, so long as no Default exists, each Canadian Lender, the Canadian Administrative Agent, the Canadian Issuing Lender and Canadian Swingline Lender (each a “Canadian Lender Party”) shall be a resident of Canada for the purposes of the ITA in that it shall either be incorporated under the laws of Canada or a province thereof or be an “authorized foreign bank” as defined under the ITA that will receive all amounts paid or credited to it with respect to the Canadian Facilities in respect of its “Canadian banking business” for the purposes of the ITA (a “Canadian Resident Lender”). In the event that a Canadian Lender Party does not qualify as a Canadian Resident Lender, the Canadian Lender Party shall deliver to the Canadian Borrower and the Canadian Administrative Agent on the date on which such Canadian Lender Party becomes a Canadian Lender Party hereunder or otherwise does not qualify as a Canadian Resident Lender, notice that it is not a Canadian Resident Lender. It is acknowledged that there may be Canadian tax imposed under Part XIII of the ITA (“Canadian Withholding Tax”) on any payments as, on account or in lieu of payment of, or in satisfaction of, interest and other fees paid by the Canadian Borrower with respect to the Canadian Facilities to persons who are not Canadian Resident Lenders (such payments a “Taxable Payment”). So long as no Default exists, the Canadian Borrower and the Canadian Administrative Agent shall have no obligation to make any additional or increased payment under this Agreement in respect of any Canadian Withholding Tax on a Taxable Payment, and the Canadian Borrower shall be entitled to deduct and remit to the proper Canadian taxing authorities any Canadian Withholding Tax on any Taxable Payment.
ARTICLE V
Yield Protection and Illegality
     Section 5.1 Capital Adequacy. If after the date hereof, any adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on such Lender’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby (whether in respect of Advances, Letters of Credit or otherwise) to a level below that which such Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 10 Business Days after demand by such Lender (with a copy to the applicable Administrative Agent), the applicable Borrower agrees to pay to such Lender (or its parent) such additional amount or amounts as will compensate such Lender for such reduction. Any such demand shall be accompanied by a certificate of such Lender claiming compensation under this Section and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive (absent manifest error), provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Lender may use any reasonable averaging and attribution methods.
     Section 5.2 Additional Costs. The applicable Borrower shall pay (without duplication of amounts owing under other Sections of this Article V) directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which such Lender determines are attributable to its making or maintaining of any LIBOR Advances hereunder, to its issuing Letters of Credit or to its obligation to issue Letters of Credit or make any of such Advances hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Advances or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:
     (a) changes the basis of taxation, of any amounts payable to such Lender under this Agreement, any of its Notes in respect of any of such Advances or in respect of any Letters of Credit (other than taxes imposed on the overall net income of such Lender or its Applicable Lending Office for any of such Advances by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

     (b) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including any of such Advances, Letters of Credit or any deposits referred to in the definition of “LIBOR” in Section 1.1); or
     (c) imposes any other condition affecting this Agreement, the Notes, the Letters of Credit or any of such extensions of credit or liabilities or commitments.
Each Lender will notify the applicable Borrower of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 5.2 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Advances affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, violate any law, rule, or regulation or be in any way disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America or Canada. Each Lender will furnish the applicable Borrower with a certificate setting forth in reasonable detail the basis and the amount of each request of such Lender for compensation under this Section 5.2, and such Borrower shall not be obligated to pay under this Section 5.2 prior to receipt of such certificate. If a Lender requests compensation from a Borrower under this Section 5.2, such Borrower may, by notice to such Lender and the applicable Administrative Agent suspend the obligation of such Lender to make or Continue making, or Convert Advances into, Advances of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.5 hereof shall be applicable). Determinations and allocations by a Lender for purposes of this Section 5.2 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis and in good faith.
     Section 5.3 Limitation on LIBOR Advances. Anything herein to the contrary notwithstanding, if with respect to any LIBOR Advances for any Interest Period therefor:
     (a) The US Administrative Agent determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.1 hereto are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Advances as provided in this Agreement; or
     (b) A Lender determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.1 hereto on the basis of which the rate of interest for such Advances for such Interest Period is to be determined do not accurately reflect the cost to such Lender of making or maintaining such Advances for such Interest Period; then such Lender shall give the applicable Borrower prompt notice thereof and the relevant amounts or periods, and so long as such condition remains in effect, such Lender shall be under no obligation to make additional LIBOR Advances or to Convert Base Rate Advances into LIBOR Advances and such Borrower shall, on the last day(s) of the then current Interest Period(s) for, the outstanding LIBOR Advances, either prepay such Advances or Convert such Advances into Base Rate Advances in accordance with the terms of this Agreement.
     Section 5.4 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for a Lender or its Applicable Lending Office to (a) honor its obligation to make LIBOR Advances hereunder or (b) maintain LIBOR Advances hereunder, then such Lender shall promptly notify the applicable Borrower thereof and such Lender’s obligation to make or maintain LIBOR Advances and to Convert Base Rate Advances into LIBOR Advances hereunder shall be suspended until such time as such Lender may again make and maintain LIBOR Advances (in which case the provisions of Section 5.5 hereof shall be applicable).
     Section 5.5 Treatment of Certain LIBOR Advances. If the LIBOR Advances of a Lender are to be Converted pursuant to Section 5.2, 5.3 or 5.4 hereof, such Lender’s LIBOR Advances shall be automatically Converted into Base Rate Advances on the last day(s)of the then current Interest Period(s) for the LIBOR Advances (or, in the case of a Conversion required by Section 5.4 hereof, on such earlier date as such Lender may specify to the applicable Borrower, such earlier date to be not earlier than the date such Lender gives notice thereof to such Borrower) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.2, 5.3 or 5.4 hereof which gave rise to such Conversion no longer exist:
     (a) To the extent that such Lender’s LIBOR Advances have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Advances shall be applied instead to its Base Rate Advances; and
     (b) All Advances which would otherwise be made or Continued by a Lender as LIBOR Advances shall be made as or Converted into Base Rate Advances and all Advances of such Lender which would otherwise be Converted into LIBOR Advances shall be Converted instead into (or shall remain as) Base Rate Advances.
If a Lender gives notice to a Borrower that the circumstances specified in Section 5.2, 5.3 or 5.4 hereof which gave rise to the Conversion of such Lender’s LIBOR Advances pursuant to this Section 5.5 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when any LIBOR Advances are outstanding, such Lender’s Base Rate Advances shall be automatically Converted to LIBOR Advances, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Advances to the extent necessary so that, after giving effect thereto, all Advances held by such Lender holding LIBOR Advances and by such Lenders are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Percentages. In the event any Lender invokes Section 5.2, 5.3 or 5.4 or either Borrower becomes obligated to pay any additional amounts to any Lender pursuant such Sections, then, unless such Lender has removed or cured the conditions actuating such Sections, such Borrower may designate a substitute lender which is an Eligible Assignee (such Lender referred to in this Agreement as a “Replacement Lender”) to purchase such Lender’s rights and obligations with respect to its Percentage of the Aggregate Commitments. Any such purchase shall have a purchase price equal to the outstanding principal amounts payable to such Lender with respect to all Advances outstanding under this Agreement on the date of purchase, plus any accrued and unpaid interest, fees and charges (including breakage charges, if any, up to such date) in respect of such Lender’s Percentage of the Aggregate Commitments, and on other terms reasonably satisfactory to the US Administrative Agent. Upon such purchase by the Replacement Lender and payment of all other amounts owing to such Lender being replaced, such exiting Lender shall no longer be a party to this Agreement or any rights or obligations under this Agreement and the Replacement Lender shall succeed to the rights and obligations of the exiting Lender with respect to the exiting Lender’s Percentage of the Aggregate Commitments.
     Section 5.6 Compensation. The applicable Borrower shall pay (without duplication of amounts owing under other Sections of this Article V) to the Lenders, upon the request of any Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the US Administrative Agent) to compensate the Lenders for any actual loss, cost, or expense incurred by them as a result of:
     (a) Any payment, prepayment or Conversion of a LIBOR Advance for any reason (including, without limitation, the acceleration of the outstanding Advances pursuant to Section 12.2 or any payment pursuant to Section 5.5) on a date other than the last day of an Interest Period for such Advance; or
     (b) Any failure by a Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article VII to be satisfied) to borrow, Convert, or prepay a LIBOR Advance on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.
The US Administrative Agent shall furnish the applicable Borrower with a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section 5.6, and such Borrower shall not be obligated to pay under this Section 5.6 prior to receipt of such certificate.
ARTICLE VI
Security
     Section 6.1 Collateral. To secure full and complete payment and performance of the Obligations, the Borrowers and the Guarantors (as the case may be) have executed and delivered the documents described below covering the property and collateral described in this Section 6.1 (which, together with any other property and collateral which may now or hereafter secure the Secured Obligations or any part thereof, is sometimes herein called the “Collateral”):

     (a) The US Borrower and the Domestic Subsidiaries (other than de minimus Subsidiaries) have respectively executed the Pledge and Security Agreement pursuant to which such Persons have granted to the US Administrative Agent for its benefit and for the benefit of the Lenders a first priority security interest in (i) all of such Persons’ accounts accessions, chattel paper, commercial tort claims, commodity accounts, commodity contracts, deposit accounts, documents, equipment, financial assets, fixtures, general intangibles, goods, instruments, intellectual property, inventory, investment property, letters of credit, letter of credit rights, payment intangibles, licenses, permits, securities, securities accounts, security entitlements, software, supporting obligations, cash and cash accounts, (ii) 100% of the Capital Stock issued to such Persons by any Domestic Subsidiary or Non-domestic Guarantor, (iii) 65% of the Capital Stock issued to such Persons by any Non-domestic Subsidiary that is not a Non-domestic Guarantor; (iv) promissory notes made by any Subsidiary payable to the order of the US Borrower or such Domestic Subsidiary, and (v) all products and proceeds related to any of the above.
     (b) Collateral Securing Canadian Loans. The Canadian Borrower and the Foreign Subsidiaries have respectively executed the Canadian Security Agreement, pursuant to which such Persons have granted to the Canadian Administrative Agent for the benefit of the Canadian Lenders a first priority security interest in (i) all of such Persons’ accounts accessions, chattel paper, commercial tort claims, commodity accounts, commodity contracts, deposit accounts, documents, equipment, financial assets, fixtures, general intangibles, goods, instruments, intellectual property, inventory, investment property, letters of credit, letter of credit rights, payment intangibles, licenses, permits, securities, securities accounts, security entitlements, software, supporting obligations, cash and cash accounts, (ii) 100% of the Capital Stock issued to such Persons by any Foreign Subsidiary, (iii) promissory notes made by any Subsidiary payable to the order of the Canadian Borrower or such Foreign Subsidiary, and (iv) all products and proceeds related to any of the above.
     (c) The Borrowers and the Guarantors shall execute or authenticate and cause to be executed or authenticated, such further agreements, documents and instruments, including without limitation, as applicable, financing statements under the UCC, as the US Administrative Agent, in its sole discretion, deems necessary or desirable to create, preserve, evidence, and perfect its liens and security interests in the Collateral.
     Section 6.2 Setoff. If an Event of Default shall have occurred and is continuing, the Administrative Agents, the Issuing Lenders and the Lenders are each hereby authorized at any time and from time to time, without notice to the Borrowers, (any such notice being hereby expressly waived by the Borrowers), to set off and apply any and all deposits (general, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Issuing Lender, such Administrative Agent or such Lender to or for the credit or the account of the US Borrower or the Canadian Borrower, as applicable against any and all of the obligations of the US Borrower or the Canadian Borrower, as applicable now or hereafter existing under this Agreement, the US Revolving Credit Notes, Canadian Notes, the Swing Line Notes or any other Loan Document, irrespective of whether or not such Administrative Agent, such Issuing Lender or such Lender shall have made any demand under this Agreement, the US Revolving Credit Notes, Canadian Notes, the Swing Line Notes or any other Loan Document and although such

Obligations may be unmatured. Each of the Issuing Lenders, the Administrative Agents and the Lenders agree promptly to notify the US Borrower or the Canadian Borrower, as applicable (with a copy to the Administrative Agents) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of the Issuing Lenders, the Administrative Agents and the Lenders hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which any Issuing Lender, any Administrative Agent and any Lender may have.
ARTICLE VII
Conditions Precedent
     Section 7.1 Conditions to Initial Advance. This Agreement is not effective, and the obligation of any Lender to make the initial Advance or of any Issuing Lender to issue the initial Letter of Credit is subject to the condition precedent that the US Administrative Agent shall have received (or waived or postponed in writing the requirement that it receive) on or before the day of such Advance or Letter of Credit issuance all of the items set forth below, in each case, in form and substance satisfactory to the US Administrative Agent.
     (a) Certificate – US Borrower. A certificate of the Secretary or an Assistant Secretary or other appropriate officer of the US Borrower certifying (i) resolutions of the Board of Directors of the US Borrower which authorize the execution, delivery and performance by the US Borrower of this Agreement and the other Loan Documents to which the US Borrower is or is to be a party hereunder, (ii) the names and signatures of the officers of the US Borrower authorized to sign this Agreement and each of the other Loan Documents to which the US Borrower is or is to be a party hereunder, and (iii) that the attached certificate of incorporation and the bylaws of the US Borrower are correct and complete copies. The US Administrative Agent and the Lenders may conclusively rely on such certificate until the US Administrative Agent receives notice in writing from the US Borrower to the contrary.
     (b) Certificate – Canadian Borrower. A certificate of the Secretary or an Assistant Secretary or other appropriate officer of the Canadian Borrower certifying (i) resolutions of the general partner of the Canadian Borrower which authorize the execution, delivery and performance by the Canadian Borrower of this Agreement and the other Loan Documents to which the Canadian Borrower is or is to be a party hereunder, (ii) the names and signatures of the officers of the Canadian Borrower authorized to sign this Agreement and each of the other Loan Documents to which the Canadian Borrower is or is to be a party hereunder, and (iii) that the attached certificate of incorporation and the bylaws of the Canadian Borrower are correct and complete copies. The Canadian Administrative Agent and the Canadian Lenders may conclusively rely on such certificate until the Canadian Administrative Agent receives notice in writing from the Canadian Borrower to the contrary.
     (c) Certificate — Guarantors. A certificate of the Secretary or an Assistant Secretary or other appropriate officer of each Guarantor certifying (i) resolutions of the Board of Directors of such Guarantor or actions of any other body which authorize the execution, delivery and performance by such Guarantor of the Loan Documents to which such Guarantor is or is to be a party hereunder, (ii) the names and signatures of the officers of such Guarantor authorized to sign the Loan Documents to which such Guarantor is or is to be a party hereunder, and (iii) that the articles or certificate of incorporation, bylaws, partnership agreements, or other organizational documents of such Guarantor have not been modified in any respect from the copies previously provided to the US Administrative Agent and the Lenders in connection with the Existing Credit Agreement. The Administrative Agents and the Lenders may conclusively rely on such certificate until they receive notice in writing from such Guarantor to the contrary.
     (d) Governmental Certificates — Borrowers. Certificates of the appropriate government officials of the state, province or territory of organization of each Borrower as to the existence and good standing of such Borrower.
     (e) Governmental Certificates — Guarantors. Certificates of the appropriate government officials of the jurisdiction of organization of each Guarantor as to the existence and good standing of such Guarantor.
     (f) US Revolving Credit Notes. The US Revolving Credit Notes executed by the US Borrower.
     (g) Canadian Notes. The Canadian Notes executed by the Canadian Borrower.
     (h) Swing Line Notes. The Swing Line Notes executed by the applicable Borrower.
     (i) Pledge and Security Agreement. The Second Amended and Restated Pledge and Security Agreement executed by the US Borrower and each Domestic Subsidiary other than de minimus Subsidiaries and a Pledge and Security Agreement executed by each Non-domestic Guarantor, if any.
     (j) Second Amended and Restated Guaranty Agreement — Domestic Guarantors. The Second Amended and Restated Guaranty Agreement — Domestic Guarantors executed by each Domestic Subsidiary other than de minimus Subsidiaries.
     (k) First Amended and Restated Guaranty Agreement — Foreign Guarantors. The First Amended and Restated Guaranty Agreement — Foreign Guarantors executed by the US Borrower and each Foreign Subsidiary.
     (l) Canadian Security Agreement. The Canadian Security Agreement executed by the Canadian Borrower and the Foreign Subsidiaries.
     (m) Compliance Certificate. A Compliance Certificate, duly and properly executed by an authorized officer of the US Borrower and dated as of the date of the initial Advance.

     (n) Opinion of US Borrower’s Counsel. A favorable opinion of legal counsel to the US Borrower and the Guarantors organized in the United States in such form as the US Administrative Agent may request, including without limitation opinions relating to the Loan Documents.
     (o) Opinion of Canadian Borrower’s Counsel. A legal opinion of solicitors of the Canadian Borrower and each Obligated Party domiciled in Canada or any province thereof in such form as the US Administrative Agent may request.
     (p) Financial Statements. Projected consolidated financial statements of the US Borrower and its Subsidiaries, including income statements, statements of cash flow, and balance sheets, for the following five 12-month periods after the end of the immediately preceding Fiscal Year (including the current Fiscal Year).
     (q) Fees. Payment of all fees required by the Fee Letter to be paid on or prior to the Effective Date.
     (r) Insurance Certificates. Certificates showing the existence of all insurance policies required by Section 9.5, naming the applicable Administrative Agent as lender loss payee and additional insured.
     (s) UCC Searches. Uniform Commercial Code searches (as US Administrative Agent shall deem necessary or appropriate) showing all financing statements on file against those Domestic Subsidiaries that have changed their names or jurisdictions of organization since December 17, 2001.
     (t) Landlord Waivers. Landlord lien waivers or subordinations, as the case may be, with respect to each location of equipment and inventory of each of the Borrowers and the Guarantors which is leased by either Borrower or any such Guarantor and for which a landlord lien waiver or subordination is required by the US Administrative Agent in its sole discretion, to the extent not previously delivered to the US Administrative Agent in connection with the Existing Credit Agreement.
     (u) Stock Certificates. Stock certificates and blank stock powers with respect to the Domestic Subsidiaries, to the extent not previously delivered to the US Administrative Agent in connection with the Existing Credit Agreement.
     (v) Repay Debt. All outstanding Debt (other than that created under the Existing Credit Agreement) shall have been repaid.
     Section 7.2 All Advances. The obligation of each Lender to make any Advance (including the initial Advance) and of the Issuing Lenders to issue any Letter of Credit is subject to the additional conditions precedent set forth below.
     (a) Items Required by Agreement. The US Administrative Agent shall have received the items required by Section 4.1 and 4.10, as applicable.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing, or would result from such Advance and/or Letter of Credit issuance, as applicable.
     (c) Representations and Warranties. All of the representations and warranties contained in Article VIII hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance and/or Letter of Credit issuance, as applicable with the same force and effect as if such representations and warranties had been made on and as of such date, except for those that relate solely to a specific date or have changed as a result of transactions permitted by this Agreement.
     (d) Material Adverse Effect. No Material Adverse Effect has occurred since the effective date of the most current financial statements delivered to the US Administrative Agent in accordance with Section 9.1 below.
     (e) Additional Documentation. The US Administrative Agent shall have received such additional approvals, opinions, documents, agreements, instruments, or information as the US Administrative Agent or its legal counsel may reasonably request.
Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by either Borrower hereunder shall constitute a certification by such Borrower to the effect set forth in Section 7.2(c) (as of the date of such notice).
ARTICLE VIII
Representations and Warranties
     To induce the Administrative Agents, the Issuing Lenders and the Lenders to enter into this Agreement, the US Borrower represents and warrants to each such Person that:
     Section 8.1 Corporate Existence. Each Borrower and each Obligated Party (a) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing to the extent applicable under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite organizational power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Each Borrower and each Guarantor has the corporation, partnership or limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.
     Section 8.2 Projections; Financial Statements. All financial information delivered by the US Borrower to the US Administrative Agent before the date of this Agreement has been prepared by the US Borrower in good faith based upon reasonable assumptions consistent with each other and all facts then known to the US Borrower. The US Borrower has delivered to the US Administrative Agent audited consolidated financial statements of the US Borrower and its Subsidiaries as at and for the Fiscal Year ended December 31, 2006 and its unaudited consolidated and consolidating financial statements for the six month period ended June 30,

2007. Such financial statements have been prepared in accordance with GAAP except as expressly noted therein, and fairly present, on a consolidated basis, the financial condition of the US Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the US Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected on such financial statements. Since June 30, 2007, there has been no event, occurrence or circumstance that has had a Material Adverse Effect.
     Section 8.3 Corporate Action: No Breach. The execution, delivery, and performance by each Borrower and its Subsidiaries of the Loan Documents to which such Persons are or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite organizational action on the part of such Persons and do not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation or bylaws or other organizational documents of such Persons, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material agreement or instrument to which the Borrowers or any of their Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article VI) upon any of the revenues or assets of any Borrower or any Subsidiary.
     Section 8.4 Operation of Business. Each Borrower and each of its Subsidiaries possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, material necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and each Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing in any respect that could reasonably be expected to have a Material Adverse Effect.
     Section 8.5 Litigation and Judgments. Except as disclosed on Schedule 8.5 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending (in respect of which process has been served on either of the Borrowers or any of their Subsidiaries), or to the knowledge of the President, Chief Executive Officer or any Vice President of the US Borrower, threatened against or affecting the Borrowers or any Subsidiary, that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against either of the Borrowers or any Subsidiary, except as disclosed on Schedule 8.5 hereto.
     Section 8.6 Rights in Properties: Liens. Each Borrower and each Subsidiary has good and indefeasible title to or valid leasehold interests in all material respects in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 8.2, and none of the properties, assets or leasehold interests of either of the Borrowers or any Subsidiary is subject to any Lien, except as permitted by Section 10.2.
     Section 8.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrowers and their Subsidiaries are party, when delivered, shall constitute legal, valid, and binding obligations of each of the Borrowers and their Subsidiaries as applicable, enforceable against such Borrowers and its Subsidiaries as applicable, in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.
     Section 8.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrowers and their Subsidiaries of the Loan Documents to which such Borrower and its Subsidiaries are or may become a party or the validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to Loan Documents and appropriate filings with the SEC.
     Section 8.9 Debt. The Borrowers and their Subsidiaries have no Debt, except Debt permitted by Section 10.1.
     Section 8.10 Taxes. Each Borrower and each Subsidiary have filed all tax returns (federal, state, local and foreign) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges and other levies that are due and payable, in each case except for those contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP are being maintained. Except as set forth on Schedule 8.10, neither of the Borrowers know of any pending investigation of either of the Borrowers or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of either of the Borrowers or any Subsidiary.
     Section 8.11 Use of Proceeds: Margin Securities. Neither of the Borrowers nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
     Section 8.12 ERISA. The US Borrower and each Subsidiary are in compliance with all applicable provisions of ERISA and the applicable provisions of the Code relating thereto. No Reportable Event which is required to be reported to the PBGC pursuant to Section 4043(b) of ERISA or Prohibited Transaction which could reasonably be expected to have a Material Adverse Effect has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the US Borrower nor any ERISA Affiliate (nor any predecessor to the US Borrower or any ERISA Affiliate) has completely or partially withdrawn from a Multiemployer Plan. The US Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the US Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

     Section 8.13 Disclosure. No statement, information, report, representation, or warranty made by either of the Borrowers or any of their Subsidiaries in this Agreement or in any other Loan Document or furnished to any Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby (but excluding all projections and pro forma financial statements which shall have been prepared in good faith and based upon reasonable assumptions) contains any untrue statement of a material fact and all such statements, information, reports, representations and warranties, taken as a whole, do not omit to state any material fact necessary to make the statements herein or therein not materially misleading. There is no fact known to either of the Borrowers or any of their Subsidiaries which has a Material Adverse Effect, or which could reasonably be expected to have, in the reasonable judgment of the US Borrower, in the future a Material Adverse Effect, that has not been disclosed in writing to the US Administrative Agent.
     Section 8.14 Subsidiaries. Neither Borrower has any Subsidiary other than those listed on Schedule 8.14 hereto, and Schedule 8.14 lists the jurisdiction of organization or incorporation of each Subsidiary and the percentage of such Borrower’s and its Subsidiaries’ ownership of the outstanding voting stock or other similar interests of each such Subsidiary. All of the outstanding Capital Stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable.
     Section 8.15 Agreements. Except as disclosed in SEC filings, neither the US Borrower nor any Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the US Borrower nor any Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party where such default or the effect thereof could reasonably be expected to result in a Material Adverse Effect.
     Section 8.16 Compliance with Laws. Neither of the Borrowers nor any Subsidiary is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator except where such Person’s failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     Section 8.17 Investment Company Act. Neither the US Borrower nor any Subsidiary is an “investment company” within the meaning of, or “controlled by” an “investment company” within the meaning of, the Investment Company Act of 1940, as amended.
     Section 8.18 Environmental Matters. Except as disclosed on Schedule 8.18 hereto:
               (a) The US Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in full compliance with all Environmental Laws, except for occurrences of noncompliance which could not in the aggregate, reasonably be expected to have a Material Adverse Effect. The US Borrower is not aware of, nor has the US Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the US Borrower and its Subsidiaries with all Environmental Laws, except for occurrences of noncompliance which could not in the aggregate, reasonably be expected to have a Material Adverse Effect;
               (b) The US Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in effect and the US Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits, except where failure to obtain or comply with such permits, licenses or authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
               (c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the US Borrower or any Subsidiary except (i) in amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) for dynamite and other explosives for which such Person possesses all licenses and permits necessary to comply with all Environmental Laws and other federal, state, local and foreign laws, regulations and requirements pertaining to the use, possession, disposal, storage or sale thereof, and such use, possession, disposal, storage or sale thereof is in compliance with Environmental Laws and such other laws, regulations and requirements except where failure to obtain or comply with such licenses or permits or to comply with such laws, regulations or requirements could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;
               (d) Neither the US Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release, which, in the aggregate, could reasonably be expected to have a Material Adverse Effect;
               (e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the US Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;
               (f) Neither the US Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq. regulations thereunder or any comparable provision of state law. The US Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws except where failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect;
               (g) Neither the US Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release, which

Release or any aggregation thereof, or failure to file, could reasonably be expected to have a Material Adverse Effect; and
               (h) To the best of the US Borrower’s knowledge, no Lien arising under any Environmental Law has attached to any property or revenues of the US Borrower or its Subsidiaries.
ARTICLE IX
Affirmative Covenants
     The US Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any commitment to lend hereunder or any Issuing Lender has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, the US Borrower will perform and observe, or cause to be performed and observed, the following covenants:
     Section 9.1 Reporting Requirements. The US Borrower will furnish the items set forth below to the US Administrative Agent for distribution to the Lenders:
               (a) Annual Financial Statements. As soon as available, but in any event no later than the earlier of (i) five days after filing the US Borrower’s Form 10—K Annual Report with the SEC, or (ii) 90 days after the end of the US Borrower’s Fiscal Year, the US Borrower’s Form 10-K Annual Report, including (i) the consolidated balance sheets of the US Borrower and its Subsidiaries, as of the end of such Fiscal Year and (ii) the consolidated statements of earnings of the US Borrower and its Subsidiaries and consolidated statements of changes in shareholders’ equity of the US Borrower and its Subsidiaries, and statements of changes in cash flows of the US Borrower and its Subsidiaries as of and through the end of such Fiscal Year, all of which are prepared in accordance with GAAP, and certified by independent certified public accountants acceptable to the US Administrative Agent, whose opinion shall be in scope and substance in accordance with generally accepted auditing standards and shall be unqualified. Additionally, concurrent with delivery of the information described above, the US Borrower shall deliver (A) the unaudited consolidating balance sheets of the US Borrower and its Subsidiaries, as of the end of such Fiscal Year and (B) the unaudited consolidating statements of earnings of the US Borrower and its Subsidiaries and consolidating statements of changes in shareholders’ equity of the US Borrower and its Subsidiaries and statements of changes in cash flows of the US Borrower and its Subsidiaries as of and through the end of such Fiscal Year, all of which are prepared in accordance with GAAP, and certified by the chief financial officer, chief accounting officer, or another officer of the US Borrower acceptable to the US Administrative Agent.
               (b) Quarterly 10-Q of the US Borrower. As soon as available, but in any event no later than the earlier of (i) five days after filing the US Borrower’s Form 10-Q Quarterly Report with the SEC, or (ii) 45 days after the end of each Fiscal Quarter of the US Borrower, the US Borrower’s Form 10-Q Quarterly Report, including (i) the consolidated and consolidating balance sheets of the US Borrower and its Subsidiaries, as of the end of such Fiscal Quarter and (ii) the consolidated and consolidating statements of earnings of the US Borrower and its Subsidiaries and consolidated and consolidating statements of changes in shareholders’ equity of the US Borrower and its Subsidiaries, and statements of changes in cash flows of the US Borrower and its Subsidiaries as of and through the end of such Fiscal Quarter, all of which are prepared in accordance with GAAP, and certified by the chief financial officer, chief accounting officer, or another officer of the US Borrower acceptable to the US Administrative Agent.
               (c) Compliance Certificate. Concurrently with the delivery of the Form 10-K’s or Form 10-Q’s, as applicable, referred to in subsections 9.1(a) and 9.1(b), a Compliance Certificate of the chief financial officer, the chief accounting officer, the treasurer or the assistant treasurer of the US Borrower or another officer of the US Borrower acceptable to the US Administrative Agent (i) stating, among other things, that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article XI.
               (d) Annual Projected Financial Statements and Capital Expenditure Projections. As soon as available, but in any event no later than 90 days after the end of each Fiscal Year of the US Borrower, projected financial statements for the upcoming Fiscal Year of the US Borrower and its Subsidiaries and for each Fiscal Year thereafter through and including the Fiscal Year in which the Termination Date occurs, including projected Capital Expenditures, in form and detail satisfactory to the US Administrative Agent and prepared under the supervision of the chief financial officer or the chief accounting officer of the US Borrower or another officer of the US Borrower acceptable to the US Administrative Agent.
               (e) Notice of Litigation. Promptly after the service of process or notice thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting either Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.
               (f) Notice of Default. As soon as possible and in any event within two days after any of the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or any other employee serving in a comparable capacity (regardless of title) of either of the Borrowers or any Guarantor obtains any knowledge, becomes aware or should have known through the exercise of prudent business judgment of the occurrence of any Default, a written notice setting forth the details of such Default and the action that the US Borrower has taken and proposes to take with respect thereto.
               (g) ERISA Reports. Upon the request of the US Administrative Agent from time to time copies of all reports, including annual reports, and notices which the US Borrower or any Subsidiary files with or receives from the PBGC, the US Department of Labor under ERISA or the Internal Revenue Service under the Code; and as soon as possible and in any event within five days after the US Borrower or any

Subsidiary knows or has reason to know that any Reportable Event which is required to be reported to the PBGC pursuant to Section 4043 (b) of ERISA or Prohibited Transaction which could be reasonably expected to have a Material Adverse Effect has occurred with respect to any Plan or that the PBGC or the US Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the US Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the US Borrower proposes to take with respect thereto.
               (h) Notice of Material Adverse Effect. As soon as possible and in any event within two days after any of the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or any other employee serving in a comparable capacity (regardless of title) of either of the Borrowers or any Guarantor obtains any knowledge, becomes aware or should have known through the exercise of prudent business judgment of the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect.
               (i) Notice of Actual or Contingent Liabilities. As soon as possible, and in any event within two Business Days after any of the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or any other employee serving in a comparable capacity (regardless of title) of either of the Borrowers or any Guarantor obtains any knowledge, becomes aware or should have known through the exercise of prudent business judgment of the occurrence thereof, written notice of any actual or contingent liabilities which, if resolved adversely to such Person could reasonably be expected to have a Material Adverse Effect.
               (j) General Information. Within such a time period as US Administrative Agent may reasonably request, such additional information and statements, lists of assets and liabilities, tax returns, financial statements, reporting statements and any other reports with respect to the US Borrower’s or any Subsidiary’s financial condition, business operations and properties as the US Administrative Agent may reasonably request from time to time.
     Section 9.2 Maintenance of Existence: Conduct of Business. Except as provided in Section 10.3, each Borrower will preserve and maintain, and will cause each Guarantor to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Each Borrower will conduct, and will cause each Subsidiary to conduct, its businesses in an orderly and efficient manner in accordance with good business practices.
     Section 9.3 Maintenance of Properties. Subject to Sections 10.3 and 10.6, each Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, in all material respects, all of its properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition (ordinary wear and tear excepted).

     Section 9.4 Taxes and Claims. Each Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent all material taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property; provided, however, that neither of the Borrowers nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established to the extent required by GAAP.
     Section 9.5 Insurance.
               (a) Each Borrower will maintain, and will cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrowers and their Subsidiaries operate, provided that in any event each Borrower will maintain and will cause each Subsidiary to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, and business interruption insurance with respect to processing centers in accordance with such Borrower’s and such Subsidiaries’ current practices reasonably satisfactory to the US Administrative Agent.
               (b) Certificates of insurance, and endorsements and renewals thereof shall be delivered by each Borrower to and retained by the US Administrative Agent. All policies of (i) property insurance with respect to the US Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the US Administrative Agent for its benefit and the ratable benefit of the US Lenders or name the US Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the US Administrative Agent, (ii) property insurance with respect to the Canadian Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Canadian Administrative Agent for its benefit and the ratable benefit of the Canadian Lenders or name the Canadian Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Canadian Administrative Agent, and (iii) liability insurance shall name the US Administrative Agent for its benefit and the ratable benefit of the US Lenders as an additional insured. All certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between a Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ prior written notice to the applicable Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this section, the proceeds of any insurance policy described above are paid to a Borrower or a Guarantor, such Borrower shall deliver, or cause to be delivered, such proceeds to the applicable Administrative Agent immediately upon receipt.
     Section 9.6 Inspection Rights. At any reasonable time during business hours and from time to time, each Borrower will permit, and will cause each Subsidiary to permit,

representatives of the Administrative Agents, the Lenders and the Issuing Lenders to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. So long as no Default or Event of Default is then existing, the applicable Administrative Agent shall provide prior notice of such inspection to Borrowers.
     Section 9.7 Keeping Books and Records. Each Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
     Section 9.8 Compliance with Laws. Each Borrower will comply, and will cause each Subsidiary to comply with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator if its failure to comply could reasonably be expected to result in a Material Adverse Effect.
     Section 9.9 Compliance with Agreements. Each Borrower will comply, and will cause each Subsidiary to comply with all agreements, contracts, and instruments binding on it or affecting its properties or business if its failure to comply could reasonably be expected to result in a Material Adverse Effect.
     Section 9.10 Further Assurances. Each Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by the either Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents to create, preserve, and perfect the Liens of the Administrative Agents in the Collateral.
     Section 9.11 ERISA. The US Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements of ERISA and the applicable provisions of the Code relating thereto, if applicable, so as not to give rise to any liability thereunder if its failure to comply could reasonably be expected to result in a Material Adverse Effect.
     Section 9.12 Additional Subsidiaries as Guarantors: Execution of Additional Security Agreements–Guarantors.
               (a) Each Borrower will cause each Subsidiary created or acquired after the Effective Date, or which after the Effective Date is no longer a de minimus Subsidiary, to execute a Guaranty Supplement in substantially the form of Exhibit A to the Guaranty Agreement–Domestic if such Subsidiary is a Domestic Subsidiary, a Guaranty Agreement–Foreign if such Subsidiary is a Foreign Subsidiary or a Guaranty Agreement-Non-domestic if such Subsidiary is a Non-domestic Subsidiary. Each Borrower will cause each such Subsidiary to deliver such Guaranty Agreement to the applicable Administrative Agent.
               (b) Contemporaneously with the delivery by any Subsidiary of a Guaranty Agreement pursuant to paragraph (a) of this Section 9.12, such Subsidiary will execute and deliver to the US Administrative Agent (i) a Security Agreement Supplement in substantially the form of Exhibit G to the Pledge and Security Agreement if such Subsidiary is a Domestic Subsidiary or a Non-domestic Guarantor and on a form satisfactory to the Canadian Administrative Agent if the Subsidiary is a Foreign Subsidiary, and (ii) uniform commercial code or other applicable financing statements or documents with respect to security interest granted by the document executed in connection with clause (i) or (ii) of this Section 9.12(c), as applicable. Any such Subsidiary shall be deemed a Guarantor five Business Days following the date on which such Subsidiary delivers the documents described above to the applicable Administrative Agent.
     Section 9.13 Continuity of Operations. Subject to Sections 10.3 and 10.6, each Borrower will continue to conduct, and will cause each of the Guarantors to continue to conduct, its primary businesses as conducted as of the Effective Date and to continue its operations in such businesses.
     Section 9.14 Intercompany Notes.
               (a) All loans and other advances made by either of the Borrowers or any of their Subsidiaries to either of the Borrowers or any of such Borrower’s other Subsidiaries shall be evidenced by an Intercompany Note.
               (b) Each Intercompany Note shall be (i)  subordinated to the Notes on terms and conditions reasonably satisfactory to the Required Lenders; and (ii) collaterally assigned to the US Administrative Agent (as agent for the other Lenders).
               (c) No Intercompany Note shall be renewed, extended, amended, restated, replaced, or otherwise modified without the Required Lenders’ prior written consent.
ARTICLE X
Negative Covenants
     The US Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any commitment to lend hereunder or any Issuing Lender has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, the US Borrower will perform and observe, or cause to be performed and observed, the following covenants:
     Section 10.1 Debt. The US Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:
               (a) Debt and Contingent Liabilities pursuant to the Loan Documents;
               (b) Extensions, renewals, refundings, amendments or replacements of Debt permitted by clause (a) above or clause (c) below provided that no such extension, renewal, refunding or replacement shall (i) if such Debt is Subordinated Debt, amend or modify any subordination provisions, if any, contained in the original Debt so that the

Debt, as extended, renewed or replaced, is no longer Subordinated Debt, (ii) shorten the fixed maturity the Debt being refinanced, (iii) increase the principal amount of the Debt being refinanced by an amount greater than the lesser of (A) reasonable fees and expenses incurred in connection with such refinancing and (B) an amount equal to five percent (5.00%) of the principal amount of the Debt being refinanced, or (iv) increase the rate of interest to a rate greater than the current market rate at the time of the extension, renewal, refunding, or replacement of the original Debt;
               (c) Senior unsecured Debt and Subordinated Debt so long as (i) the US Borrower has delivered a Compliance Certificate concurrently with the issuance thereof demonstrating pro forma compliance with Sections 11.1, 11.2 and 11.3 of this Agreement, (ii) the covenants and financial ratios under instruments or agreements governing such Debt are not more restrictive than such covenants under this Agreement as reasonably determined by the US Administrative Agent, (iii) the scheduled maturity of such Debt is at least 30 days past the scheduled Termination Date and no amortization payments, mandatory prepayments, or repurchases of such Debt are required thereunder other than at the scheduled maturity thereof, and (iv) the US Borrower and its Subsidiaries are in compliance with the covenants set forth in this Agreement, both before and after giving effect to each incurrence of such Debt;
               (d) The following secured Debt: provided that, the aggregate principal amount of all such Debt shall not exceed 10% of the US Borrower’s consolidated Net Worth at any time and neither the US Borrower nor any Subsidiary may enter into additional Debt of the type described in this clause (d) if a Default or Event of Default is continuing or entering into the additional Debt could reasonably be expected to cause or result in a Default or Event of Default:
                    (i) purchase money Debt or Capital Leases; and
                    (ii) Existing Debt and Contingent Liabilities described on Schedule 10.1 hereto;
               (e) Debt of the US Borrower to a Guarantor that is a Domestic Subsidiary other than a de minimus Subsidiary or of a Guarantor to the US Borrower, so long as such Debt is evidenced by an Intercompany Note;
               (f) Debt of the US Borrower to a Subsidiary which is not a Domestic Subsidiary and a Guarantor or of a Subsidiary to another Subsidiary which is not a Domestic Subsidiary and a Guarantor so long as such Debt is evidenced by an Intercompany Note and does not exceed $2,000,000, in the aggregate outstanding at any time;
               (g) Obligations of the US Borrower or any Subsidiary under real estate leases entered into in the ordinary course of business;
               (h) Contingent Obligations under any guaranty by the US Borrower or any Subsidiary of obligations as lessee under any lease which is otherwise permitted under this Agreement;

               (i) Debt constituting deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds and performance bonds and other obligations of a like nature that are incurred in the ordinary course of business, not to exceed $2,000,000 in the aggregate at any time outstanding;
               (j) Indemnities arising under agreements entered into by the US Borrower or any Obligated Party in the ordinary course of business; and
               (k) Debt arising on account of deferred Taxes, deferred workers compensation liabilities or deferred employee medical liabilities.
     Section 10.2 Limitation on Liens. The US Borrower will not incur, create, assume, or permit to exist, and will not permit any Obligated Party to incur, create, assume, or permit to exist, any Lien upon any of their respective properties, assets, or revenues, whether now owned or hereafter acquired, except the following (herein referred to as “Permitted Liens”):
               (a) Liens in favor of the Administrative Agents for the Secured Parties;
               (b) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the US Borrower or any Obligated Party to use such assets in their respective businesses;
               (c) Liens for taxes, assessments, or other governmental charges which are not delinquent for longer than 90 days or which are being contested in good faith and for which adequate reserves have been established;
               (d) Liens of landlords, tenants, vendors, mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not delinquent for longer than 90 days and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established;
               (e) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business;
               (f) Liens incurred in connection with Debt permitted under Section 10.1(d), so long as such Liens only extend to the assets being acquired with the proceeds of such Debt and do not extend to any inventory;
               (g) Inchoate Liens arising under ERISA;
               (h) Rights of set-off or banker’s liens created by law in favor of commercial banks;

               (i) Liens to be discharged and released on the Effective Date; and
               (j) precautionary UCC filings regarding operating leases entered into in the ordinary course of business.
     Section 10.3 Mergers, Dissolutions, Etc. The US Borrower will not, and will not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for the following:
               (a) any other such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary of the US Borrower into the US Borrower or into, with or to any other Subsidiary of the US Borrower; provided that (i) if such event involves the US Borrower, the US Borrower shall be the surviving entity, (ii) if such event involves a Guarantor, a Guarantor shall be the surviving entity and shall guarantee the Obligations that were guaranteed by the prior entity, and (iii) no Default or Event of Default shall exist at such time;
               (b) any such purchase or other acquisition by the US Borrower of the assets or stock of any Guarantor or any Subsidiary of the US Borrower, or by any Guarantor of the assets or stock of any Subsidiary of the US Borrower;
               (c) any such merger or consolidation of the US Borrower or a Subsidiary of the US Borrower into, with or to any other Person or any such purchase or other acquisition by the US Borrower or any Subsidiary of the US Borrower of the assets or stock of any other Person in similar or related businesses where (i) the transaction is not hostile; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) the US Borrower and its Subsidiaries, taken as a whole, are in pro forma compliance with all the terms and conditions of this Agreement, including without limitation the financial covenants set forth in Article XI taking into account such purchase or acquisition; (iv) such Person (or its board of directors or similar body) has approved such acquisition or other purchase; and (v) if, after giving effect to such purchase or other acquisition, the Leverage Ratio is greater than 2.50 to 1.00 (based on the most recent financial statements in Administrative Agents’ possession), then for such transactions under this clause (v) taking into account and including all such transactions in any Fiscal Year, the aggregate consideration to be paid or Debt incurred (or assumed) by the US Borrower and its Subsidiaries in connection with all such purchases or acquisitions is not greater than $50,000,000; and (vi) prior to the consummation of any such purchase or acquisition, the US Borrower delivers to the US Administrative Agent evidence satisfactory to the US Administrative Agent that, after giving effect to such purchase or acquisition, the amount available to be borrowed pursuant to Section 2.1 of this Agreement shall be greater than or equal to $15,000,000;

               (d) investments in joint ventures, partnerships and other entities not exceeding in the aggregate $20,000,000; and
               (e) transactions permitted under Section 10.6.
     Section 10.4 Loans and Investments. The US Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures or other securities of, any Person, except:
               (a) advances or loans to, or investments in, Subsidiaries (other than the US Borrower and the Guarantors), so long as such advances, loans, or investments made after the Effective Date do not exceed, in the aggregate, $500,000;
               (b) any bonds or other obligations of the United States of America which, as to principal and interest, constitute direct obligations or are guaranteed by the United States of America;
               (c) any bonds, debentures, participation certificates, notes or other obligations of any agency or corporation or instrumentality of the United States of America, the obligations of which are unconditionally guaranteed by the United States of America;
               (d) interest bearing accounts, interest bearing deposits, Eurodollar investments, or certificates of deposit issued by or bankers acceptances drawn or accepted by, banks or trust companies, including the Administrative Agents, organized under the laws of the United States or any state thereof, but only with institutions whose capital and surplus is in excess of $500,000,000;
               (e) investments described in Section 10.3(d); and
               (f) advances or loans to any employee of the US Borrower or any Subsidiary (i) in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes of up to $150,000 for any employee and up to $500,000 in the aggregate at any one time outstanding, and (ii) to finance the exercise of stock options up to $200,000 for any employee and up to $500,000 in the aggregate at any one time outstanding.
     Section 10.5 Transactions With Affiliates. Except as disclosed on Schedule 10.5, the US Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the US Borrower or any Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the US Borrower’s or such Subsidiary ‘s business and upon fair and reasonable terms no less favorable to the US Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the US Borrower or such Subsidiary; provided that the foregoing shall not prohibit the US Borrower or the Subsidiaries from entering into management contracts with Affiliates upon fair and reasonable terms in the ordinary course of business or from entering into transactions permitted by this Agreement.

     Section 10.6 Disposition of Assets. Subject to Sections 9.2, 9.3 and 10.3, the US Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, nor permit any Subsidiary to do so with any of its assets, except (a) dispositions of inventory in the ordinary course of business, (b) transfers of condemned Property to the Governmental Authority that has condemned such Property, (c) transfers of Property that have been subject to casualty, (d) licenses or sublicenses of software in the ordinary course of business, and (e) without duplication of clauses (a) through (d) above, dispositions of Property of the US Borrower and the Subsidiaries made in the best business judgment of the US Borrower, if (i) no Event of Default has occurred and is continuing, (ii) no Event of Default would arise as a result of any such disposition, (iii) the aggregate book value of all such assets disposed of in reliance on this Section 10.6(e) shall not exceed in any Fiscal Year 10% of the US Borrower’s consolidated Net Worth, and (iv) the US Borrower shall have delivered to the US Administrative Agent (a) a summary of (x) the terms of the proposed disposition, including without limitation, a description of the Property to be sold, the current book value of such Property by class, and the consideration received for such Property, and (y) the effect of such disposition on the US Borrower’s trailing twelve-month financial performance; and (b) to the extent such disposition consists of a sale of a Subsidiary (or a division of any Subsidiary), consolidating, company-prepared financial statements of US Borrower and its Subsidiaries (both including and excluding the Subsidiary or division that is to be sold) for the latest Fiscal Year end and for the year-to-date, which financial statements shall include, without limitation, balance sheets, statements of income and retained earnings and of cash flows, all of which shall be prepared in accordance with GAAP.
     Section 10.7 Sale and Leaseback. Other than a sale/leaseback arrangement with respect to all of the US Borrower’s and its Subsidiaries’ motor vehicles, the US Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement or series or arrangements with any Person or group of Persons pursuant to which any of them leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by any of them to such Person, except that the US Borrower and the Subsidiaries may enter into such arrangements as long as the aggregate book value of the property sold and which at any time remains subject to a lease does not exceed $10,000,000.
     Section 10.8 Nature of Business. The US Borrower will not, and will not permit any Guarantor to, engage in any business other than the businesses in which they are engaged as of the date hereof and other businesses reasonably related thereto.
     Section 10.9 Environmental Protection. If, as a result thereof, a Material Adverse Effect could be reasonably be expected to result therefrom, the US Borrower will not, and will not permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in compliance with Environmental Law, (b) generate any Hazardous Material except in compliance with Environmental Law, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate in any material respect any Environmental Law or create any Environmental Liabilities for which the US Borrower or any of its Subsidiaries would be responsible.

     Section 10.10 Accounting. The US Borrower will not, and will not permit any of its Subsidiaries to, make any material change (a) in accounting treatment or reporting practices, except as required or permitted by GAAP, or (b) in tax reporting treatment, except as required or permitted by law.
     Section 10.11 Changes to Subordinated Debt. The US Borrower will not agree, and will not permit any of its Subsidiaries to agree, to any change or amendment to the terms of any agreement, document or instrument evidencing or executed in connection with any Subordinated Debt if the effect of such change or amendment is to: (a) increase the interest rate on such Subordinated Debt, (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates, (c) change any default or event of default or covenant other than to delete or make less restrictive any default or covenant provision therein, or add any covenant with respect to such Subordinated Debt, (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums (if any) payable in connection therewith, (e) grant any security, collateral or guaranty (or additional security, collateral or guaranty, as the case may be) to secure payment of such Subordinated Debt, (f) change any of the terms of subordination thereof, or (g) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to the US Borrower or US Lenders. Neither the US Borrower nor any of its Subsidiaries will make any voluntary prepayment on any Subordinated Debt.
     Section 10.12 Restrictions on Certain Subsidiaries. Notwithstanding any other provision of the Agreement, the US Borrower will not permit (a) any of T-3 Management LP, Inc., Cor-Val LP, Inc., Preferred Industries LP, Inc., or O&M Equipment LP, Inc. to: (i) incur, create or assume any Debt, (ii) grant any Liens on its assets, (iii) incur, create or assume any liabilities other than liabilities arising by operation of law and the costs of maintaining its corporate existence, or (iv) engage in any trade or business other than acting as a limited partner in the limited partnership in which it currently acts as a limited partner, (b) T-3 Investment Corporation IV, The Rex Group, Inc., Landreth Metal Forming, Inc., T-3 Investment Corporation V, T-3 Investment Corporation VI, and T-3 Machine Tools, Inc. to: (i) incur, create or assume any Debt, (ii) grant any Liens on its assets, (iii) incur, create or assume any liabilities other than liabilities arising by operation of law or the costs of maintaining its corporate existence, and (c) T-3 Investment Corporation IV to engage in any trade or business other than acting as a stockholder in T-3 Investment Corporation III.
     Section 10.13 Restricted Payments. The US Borrower will not, nor will it permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that (i) each Subsidiary may make Restricted Payments to the US Borrower or any Guarantor, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
               (a) the US Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

               (b) the US Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and
               (c) the US Borrower may issue and sell shares of its common stock.
ARTICLE XI
Financial Covenants
     The US Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any commitment to lend hereunder or any Issuing Lender has any obligation to issue Letters of Credit hereunder or any Letter of Credit Liabilities exist, the US Borrower will observe and perform the following financial covenants:
     Section 11.1 Interest Coverage Ratio. The US Borrower and its Subsidiaries will at all times maintain, on a consolidated basis, an Interest Coverage Ratio of not less than 3.00 to 1.00. The Interest Coverage Ratio shall be calculated and tested quarterly as of the last day of each Fiscal Quarter for the Calculation Period ending on the last day of such Fiscal Quarter.
     Section 11.2 Leverage Ratio. The US Borrower and its Subsidiaries will maintain at all times, on a consolidated basis, a Leverage Ratio of not greater than (a) for Fiscal Quarters ending during the period commencing on the date hereof and ending on June 30, 2008, 3.25 to 1.00, and (b) for the Fiscal Quarter ending September 30, 2008 and for each Fiscal Quarter thereafter, 3.00 to 1.00. The Leverage Ratio shall be calculated and tested quarterly as of the last day of each Fiscal Quarter for the Calculation Period ending on the last day of such Fiscal Quarter.
     Section 11.3 Capital Expenditures. The US Borrower will not make Capital Expenditures during any single Fiscal Year that exceed, in the aggregate, 75% of EBITDA for such Fiscal Year.
ARTICLE XII
Default
     Section 12.1 Events of Default. Each of the following shall be deemed an “Event of Default”:
               (a) Either Borrower shall fail to pay (i) any interest or principal portion of the Obligations when due or (ii) any other portion of the Obligations.
               (b) Any representation or warranty made or deemed made by the US Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

               (c) Any Borrower or any Obligated Party shall fail to perform, observe, or comply with (i) any covenant, agreement, or term contained in Sections 9.2, 9.3, 9.4, 9.7, 9.8, 9.9, 9.11, 9.13 and 9.14 of this Agreement and such failure shall continue for twenty 20 days after the occurrence thereof, or (ii) any other covenant, agreement, or term contained in this Agreement or in any other Loan Document.
               (d) Either Borrower or any Subsidiary shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law nor or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.
               (e) An involuntary proceeding shall be commenced against the either Borrower or any Subsidiary seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for its or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days.
               (f) Either Borrower or any Subsidiary shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $2,250,000 against any of its assets or properties.
               (g) A final judgment or judgments for the payment of money in excess of $2,250,000, in the aggregate, shall be rendered by a court or courts against either Borrower, any of their Subsidiaries, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the relevant Borrower or the relevant Subsidiary or Obligated Party shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appealed therefrom and cause the execution thereof to be stayed during such appeal.
               (h) Either Borrower, any Subsidiary, or any Obligated Party shall be in default under any agreement, instrument or other document evidencing or in any way related to any Debt (other than the Obligations) in excess of $2,250,000, which default permits any holder of such Debt to accelerate the maturity of such Debt or require all or any portion of such Debt to be prepaid prior to the stated maturity thereof, whether or not the maturity of such Debt shall actually have been accelerated or such prepayment shall actually have been demanded.

               (i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by either Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or either Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.
               (j) The US Borrower, any of its Subsidiaries, or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture and the same shall not have been discharged within 30 days from the date of entry thereof.
               (k) A Change of Control shall have occurred.
               (l) Any of the following events shall occur or exist with respect to the US Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Required Lenders subject the US Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $2,250,000.
               (m) Any event or circumstance shall occur or exist that causes a Material Adverse Effect.
     Section 12.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, the US Administrative Agent and the Canadian Administrative Agent, as applicable may (and if directed by Required Lenders, shall) without notice terminate the US Revolving Credit Commitments and the Canadian Commitments and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of an Event of Default under Section 12.1(d) or Section 12.1(e), the US Revolving Credit Commitments and Canadian Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrowers. Except as otherwise expressly set forth herein, if any Event of Default shall occur and be continuing, the Administrative Agents may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.
     Section 12.3 Letter of Credit. If any Event of Default shall occur and be continuing, the Borrowers shall, if requested by the Administrative Agents, immediately deposit with and pledge to the Administrative Agents cash or Cash Equivalent Investments in an amount equal to 110 percent of the outstanding Letter of Credit Liabilities.
     Section 12.4 Performance by the Administrative Agents. If either of the Borrowers shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Administrative Agents may, at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of such Borrower. In such event, the Borrowers shall, at the request of the Administrative Agents, promptly pay any amount expended by the Administrative Agents or the Lenders in connection with such performance or attempted performance to the Administrative Agents, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that none of the Administrative Agents, the Issuing Lenders and the Lenders shall have any liability or responsibility for the performance of any obligation of either of the Borrowers under this Agreement or any other Loan Document except for either of the Administrative Agent’s gross negligence or willful misconduct.
ARTICLE XIII
The Administrative Agents
     Section 13.1 Appointment, Powers and Immunities. In order to expedite the various transactions contemplated by this Agreement, the Lenders and the Issuing Lenders hereby irrevocably appoint and authorize the US Administrative Agent and Canadian Administrative Agent, as applicable, to act as their Administrative Agent hereunder and under each of the other Loan Documents and the US Administrative Agent and Canadian Administrative Agent consents to such appointment and agrees to perform the duties of the US Administrative Agent and Canadian Administrative Agent as specified herein. The Lenders and the Issuing Lenders authorize and direct the applicable Administrative Agent to take such action in their name and on their behalf under the terms and provisions of the Loan Documents and to exercise such rights and powers thereunder as are specifically delegated to or required of the applicable Administrative Agent for the Lenders and the Issuing Lenders, together with such rights and powers as are reasonably incidental thereto.
               (a) To receive on behalf of each of the Lenders, the Issuing Lenders and the Administrative Agents any payment of principal, interest, fees or other amounts paid pursuant to this Agreement, the US Revolving Credit Notes, the Canadian Notes and the Swing Line Notes and to distribute to each Lender, the Issuing Lenders and the Administrative Agents, or any or some of them its share of all payments so received as provided in this Agreement;

               (b) To receive all documents and items to be furnished under the Loan Documents;
               (c) To act as nominee for and on behalf of the Lenders, the Issuing Lenders and the Administrative Agents in and under the Loan Documents.
               (d) To arrange for the means whereby the funds of the Lenders are to be made available to the applicable Borrower;
               (e) To distribute to the Lenders and the Issuing Lenders information, requests, notices, payments, prepayments, documents and other items received from either Borrower, the other Obligated Parties, and other Persons;
               (f) To execute and deliver to the US Borrower, the other Obligated Parties, and other Persons, all requests, demands, approvals, notices, and consents received from the Lenders and the Issuing Lenders;
               (g) To the extent permitted by the Loan Documents, to exercise on behalf of itself, each Lender and the Issuing Lenders all rights and remedies of the Lenders upon the occurrence of any Event of Default;
               (h) To enter into the Intercreditor Agreement (Canadian Facility);
               (i) To accept, execute, and deliver any security documents as the secured party, including, without limitation all financing statements;
               (j) To take such other actions as may be requested by Required Lenders.
               (k) To appoint from time to time, with the US Borrower’s consent, such additional Administrative Agents and co-agents as the US Administrative Agent deems appropriate, including without limitation, a syndication agent, a documentation agent and a collateral agent.
     Notwithstanding the express permission granted to the Administrative Agents in Section 13.1(g) hereof or anything else to the contrary, the Administrative Agents shall not, without the prior written consent of each Lender, (i) appoint one or more members of the Board of Directors (or similar governing body) of the Borrowers or any of its Affiliates, or (ii) exercise any rights or remedies with respect to any Capital Stock pledged to secure any or all of the Obligations; provided, however, if any Lender does not, within 30 days after such Lender’s receipt of a written request from the US Administrative Agent for a consent to one or more of the actions described in clause (i) or (ii) of this sentence, respond to any such written request, such Lender shall, for the purposes of this sentence, be deemed to have consented to such request.
     Neither the US Administrative Agent, nor the Canadian Administrative Agent, nor any of its Affiliates, officers, directors, employees, attorneys, of the Administrative Agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Administrative Agents (i) may treat the payee of any US Revolving Credit Note or Canadian Note as the holder thereof until the US Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the US Administrative Agent; (ii) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender or the Issuing Lenders; (iii) shall not be required to initiate any litigation or collection proceedings hereunder or under any other Loan Document except to the extent hereunder or under any other Loan Document except to the extent requested by the Required Lenders; (iv) shall not be responsible to the Lenders or the Issuing Lenders for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document or for the value, validity, effectiveness, enforceability, or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Person to perform any of its obligations hereunder or thereunder; (v) may consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by this Agreement, the Administrative Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders; provided, however, that the Administrative Agents shall not be required to take any action which exposes the Administrative Agents to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.
     Section 13.2 Certain Rights of Administrative Agents. (a) With respect to its commitment to lend hereunder, the Advances made by it and the US Revolving Credit Note and US Swing Line Note issued to it, the US Administrative Agent in its capacity as a US Lender hereunder shall have the same rights and powers hereunder as any other US Lender and may exercise the same as though it were not acting as the US Administrative Agent or the US Issuing Lender and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the US Administrative Agent in its individual capacity. The US Administrative Agent and its Affiliates may (without having to account therefor to any Lender or any Issuing Lender) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of business with the Borrowers, any of their Subsidiaries, any other Obligated Party, and any other Person who may do business with or own securities of either of the Borrowers, any Subsidiary, or any other Obligated Party, all as if it were not acting as the US Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.
               (a) Rights of Canadian Administrative Agent as a Canadian Lender. With respect to its commitment to lend hereunder, the Advances made by it and the Canadian Note and Canadian Swing Line Note issued to it, the Canadian Administrative

Agent in its capacity as a Canadian Lender hereunder shall have the same rights and powers hereunder as any other Canadian Lender and may exercise the same as though it were not acting as the Canadian Administrative Agent or the Canadian Issuing Lender and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Canadian Administrative Agent in its individual capacity. The Canadian Administrative Agent and its Affiliates may (without having to account therefor to any Lender or any Issuing Lender) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of business with the Borrowers, any of their Subsidiaries, any other Obligated Party, and any other Person who may do business with or own securities of either of the Borrowers, any Subsidiary, or any other Obligated Party, all as if it were not acting as the Canadian Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.
     Section 13.3 Sharing of Payments, Etc. If any Lender shall obtain any payment of any principal of or interest on any Advance made by it under this Agreement or payment of any other obligation under the Loan Documents then owed by the Borrowers or any other Obligated Party to such Lender, whether voluntary, involuntary, through the exercise of any right of setoff, banker’s lien, counterclaim or similar right, or otherwise, in excess of its pro rata share, such Lender shall promptly purchase from the other Lenders participations in the Advances held by them hereunder in such amounts, and make such other adjustments from time to time as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with its pro rata portion thereof. To such end, all of the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrowers agree, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Advances made by the other Lenders may exercise all rights of setoff, banker’s lien, counterclaim, or similar rights with respect to such participation as fully as if such Lender were a direct holder of Advances to the Borrowers in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.
     Section 13.4 Indemnification. THE LENDERS HEREBY AGREE TO INDEMNIFY THE US ADMINISTRATIVE AGENT AND CANADIAN ADMINISTRATIVE AGENT FROM AND HOLD THE ADMINISTRATIVE AGENTS AND THE ISSUING LENDERS HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER SECTIONS 14.1 AND 14.2, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWERS UNDER SECTIONS 14.1 AND 14.2), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENTS, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENTS OR THE ISSUING LENDERS IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE ADMINISTRATIVE AGENTS OR THE ISSUING LENDERS UNDER OR IN RESPECT OF ANY OF THE LOAN

DOCUMENTS; PROVIDED, THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY EITHER ADMINISTRATIVE AGENT’S OR EITHER OF THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE LENDERS THAT THE ADMINISTRATIVE AGENTS AND THE ISSUING LENDERS SHALL BE INDEMNIFIED HEREUNDER FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF EITHER OF THE ADMINISTRATIVE AGENTS OR EITHER OF THE ISSUING LENDERS. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION, EACH LENDER AGREES TO REIMBURSE EACH ADMINISTRATIVE AGENT AND EACH ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENTS) OF ANY AND ALL OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS’ FEES) INCURRED BY EITHER ADMINISTRATIVE AGENT OR EITHER ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, TO THE EXTENT THAT THE ADMINISTRATIVE AGENTS OR THE ISSUING LENDERS ARE NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWERS.
     Section 13.5 Independent Credit Decisions. Each Lender agrees that it has independently and without reliance on any of Administrative Agents, the Issuing Lenders, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and the Obligated Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agents, the Issuing Lenders, or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Neither Administrative Agent shall be required to keep itself informed as to the performance or observance by either Borrower or any Obligated Party of this Agreement or any other Loan Document or to inspect the properties or books of either Borrower or any Obligated Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agents hereunder or under the other Loan Documents, the Administrative Agents shall not have any duty or responsibility to provide the Issuing Lenders or any Lender with any credit or other financial information concerning the affairs, financial condition or business of either Borrower or any Obligated Party (or any of their Affiliates) which may come into the possession of either Administrative Agent or any of its Affiliates.
     Section 13.6 Several Commitments. The commitments to lend and other obligations of the Lenders under this Agreement are several. The default by the Lender in making an Advance in accordance with its commitment hereunder shall not relieve the other Lenders of their obligations under this Agreement. In the event of any default by any Lender in making any Advance, each nondefaulting Lender shall be obligated to make its Advance but shall not be obligated to advance the amount which the defaulting Lender was required to advance hereunder. In no event shall any Lender be required to advance an amount or amounts which shall in the aggregate exceed such Lender’s US Revolving Credit Commitment or Canadian Commitment. No Lender shall be responsible for any act or omission of any other Lender.
     Section 13.7 Successor Administrative Agents. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, either of the Administrative Agents may resign at any time by giving notice thereof to the Lenders and the Borrowers and either Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders (with the consent of the US Borrower, which consent will not be unreasonably withheld) will have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent giving notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least $500,000,000.00. Upon the acceptance of its appointment as successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, and duties of the resigning or removed Administrative Agent, and the resigning or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Administrative Agent.
ARTICLE XIV
Miscellaneous
     Section 14.1 Expenses. Each Borrower hereby agrees to pay on demand (a) all reasonable costs and expenses of the Administrative Agents in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of outside legal counsel for the Administrative Agents, the Issuing Lenders and the Lenders, (b) all reasonable costs and expenses of the Administrative Agents, the Issuing Lenders and the Lenders in connection with any Default or Event of Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of outside legal counsel for the Administrative Agents, the Issuing Lenders and the Lenders, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other reasonable costs and expenses incurred by the

Administrative Agents, the Issuing Lenders and the Lenders in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, and other charges incurred in connection with obtaining audit, or appraisal in respect of the Collateral.
     Section 14.2 Indemnification. EACH BORROWER SHALL INDEMNIFY EACH OF THE ADMINISTRATIVE AGENTS, THE ISSUING LENDERS, AND THE LENDERS AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND ADMINISTRATIVE AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENT, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY EITHER OF THE BORROWERS OF ANY REPRESENTATION, WARRANTY, COVENANT, CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWERS OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING.
     Section 14.3 Limitation of Liability. Neither the Administrative Agents, the Issuing Lenders or the Lenders nor any Affiliate, officer, director, employee, attorney, of Administrative Agents of the Administrative Agents, the Issuing Lenders or the Lenders shall have any liability with respect to, and the Borrowers hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by either Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrowers hereby waive, release, and agree not to sue the Administrative Agents, the Issuing Lenders or the Lenders or any of such Person’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Nothing contained in this Section shall affect the rights of either Borrower to collect actual damages awarded to them against any of the Administrative Agents, the Issuing Lenders, the Lenders or any Affiliate of any of the foregoing Persons.
     Section 14.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by any of the Administrative Agents, the Issuing Lenders or the Lenders shall have the right to act exclusively in the interest of such Persons and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to either Borrower or any Borrower’s shareholders or any other Person.

     Section 14.5 Lender Not Fiduciary. The relationship between the Borrowers, on one hand, and the Administrative Agents, the Issuing Lenders and the Lenders, on the other hand, is solely that of debtor and creditor, and no such Person has any fiduciary or other special relationship with the Borrowers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrowers and such Persons to be other than that of debtor and creditor.
     Section 14.6 No Waiver; Cumulative Remedies. No failure on the part of any of the Administrative Agents, the Issuing Lenders or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
     Section 14.7 Successors and Assigns.
     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the US Administrative Agent and all of the Lenders. Any Lender may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrowers for the performance of such obligations, (iii) such Lender shall remain the holder of its Notes for all purposes of this Agreement, and (iv) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Participants have no rights under the Loan Documents except as provided below. Subject to the following, each Lender may obtain, on behalf of its participants, the benefits of Article V with respect to all participations in its part of the Obligations outstanding from time to time, so long as neither Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under Article V calculated as though no participations have been made. No Lender may sell any participating interest under which the participant has any rights to approve any amendment, modification, or waiver of any Loan Document except as to matters in Section 14.9(a), (b) and (c).
     (b) The Borrowers and each of the Lenders agree that any Lender (the “Assigning Lender”) may, with the US Administrative Agent’s consent (which consent shall not be unreasonably withheld or delayed) and unless an Event of Default has occurred, the US Borrower’s consent, which consent of the US Borrower shall not be unreasonably withheld or delayed, at any time assign to one or more Eligible Assignees all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Aggregate Commitments and Advances) (each an “Assignee”); provided, however, that (i) each such assignment shall be of a consistent, and not a varying, percentage of all of the Assigning Lender’s Commitments, rights and obligations under this Agreement and the other Loan Documents, (ii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement and the other Loan Documents, the amount of the Aggregate Commitments of the Assigning Lender being assigned pursuant to each assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 in the aggregate, and (iii) the parties to each such assignment shall execute and deliver to the US Administrative Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Notes (and the Swing Line Notes, if applicable) subject to such assignment, and a processing and recordation fee of $5,000 to be paid by the Assignee or Assignee Group. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the US Administrative Agent, (x) the assignee thereunder shall be a party hereto as a “Lender” and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the Loan Documents and (y) the Lender that is an assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party thereto); provided that the obligations of the Borrowers under Article V and Section 14.1 and 14.2 shall continue to apply to such Lender.
     (c) By executing and delivering an Assignment and Acceptance, the Lender that is an assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, and enforceability, genuineness, sufficiency, or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of either of the Borrowers or any Obligated Party or the performance or observance by either of the Borrowers or any Obligated Party of its obligations under the Loan Documents; (iii) such assignee confirms that it has received a copy of the other Loan Documents, together with copies of the current financial statements dated a date acceptable to such assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agents or such assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the applicable Administrative Agent to take such action as such Administrative Agent on its behalf and exercise such powers under the Loan Documents as are delegated to such Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     (d) The US Administrative Agent shall maintain at its Principal Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the US Revolving Credit Advances or Canadian Advance owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agents, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes under the Loan Documents. The Register shall be available for inspection by any Borrower, any Issuing Lender or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of an Assignment and Acceptance executed by an Assigning Lender and assignee representing that it is an Eligible Assignee, together with any Note (and the Swing Line Notes, if applicable) subject to such assignment, the US Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form satisfactory to the US Administrative Agent in its sole discretion, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the applicable Borrower, at its expense, shall execute and deliver to the US Administrative Agent in exchange for the surrendered Note (and Swing Line Note, if applicable), new Notes (and Swing Line Note, if applicable) to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the Assigning Lender has retained a portion of its Commitment, new Notes to the order of the Assigning Lender in an amount equal to the Commitments retained by it hereunder (each such promissory note shall constitute a “US Revolving Credit Note” or “Canadian Note” for purposes of the Loan Documents). Such new Notes (and Swing Line Notes, if applicable) shall be in an aggregate principal amount of the surrendered Notes (and Swing Line Notes, if applicable), shall be dated the last interest payment date prior to the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of the appropriate Notes (and Swing Line Notes, if applicable) initially issued pursuant hereto with appropriate changes.
     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to either of the

Borrowers or their Subsidiaries furnished to such Lender by or on behalf of either of the Borrowers or their Subsidiaries.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 14.8 Survival. All representations and warranties made in this Agreement or any other Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by any of the Administrative Agents, the Issuing Lenders or the Lenders or any closing shall affect the representations and warranties or the right of any such Person to rely upon them. Without prejudice to the survival of any other obligation of the Borrowers hereunder, the obligations of the Borrowers under Article V and Sections 14.1 and 14.2 shall survive repayment of the Notes and the Swing Line Notes and termination of the Lenders’ commitments to lend hereunder.
     Section 14.9 ENTIRE AGREEMENT; AMENDMENTS. THIS AGREEMENT, THE NOTES, THE SWING LINE NOTES AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes, or the Swing Line Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Borrowers and the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Subject to Section 2.10 with respect to the Increase Amount, no amendment, modification, waiver or consent shall change the Percentage of any Lender without the consent of such Lender. No amendment, modification, waiver or consent shall (a) extend or, subject to Section 2.10, increase the amount of Aggregate Commitments, (b) extend the date for payment of any principal of or interest on the Advances or any fees or other amounts payable hereunder, (c) reduce the principal amount of any Advances, the rate of interest thereof or any fees or other amounts payable hereunder, (d) release a Guaranty Agreement or all or substantially all of the Collateral, or (e) reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Lenders. No provisions of Article XIII or other provision of this Agreement affecting the Administrative Agents in their capacity as such shall be amended, modified or waived without the consent of the Administrative Agents. No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender. If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”):
     (i) requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”), or
     (ii) requiring the consent of Required Lenders, the consent of Required Lenders is obtained, then, so long as the applicable Administrative Agent is not a Non-Consenting Lender, at the US Borrower’s request, the applicable Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with the US Administrative Agent’s approval, to purchase from the Non-Consenting Lenders’ Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance(s), without premium or discount.
     Section 14.10 Maximum Interest Rate. No provision of this Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrowers nor the sureties, guarantors, successors, or assigns of the Borrowers shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any of the Administrative Agents, the Issuing Lenders or the Lenders ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes or the Swing Line Notes, as applicable; and, if the principal of the Notes and the Swing Line Notes has been paid in full, any remaining excess shall forthwith be paid to the applicable Borrowers. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrowers and the Administrative Agents, the Issuing Lenders and the Lenders shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Revolving Credit Notes and the Swing Line Notes so that interest for the entire term does not exceed the Maximum Rate.
     Section 14.11 Notices; Electronic Communications. (a) All notices and other communications provided for in this Agreement and the other Loan Documents to which either Borrower is a party shall be in writing and may be telecopied (faxed), mailed by certified mail return receipt requested, or delivered to the intended recipient at the address specified in Schedule 14.11; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered to, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to either of the Administrative Agents pursuant to Articles II, III and IV shall not be effective until received by the applicable Administrative Agents.
     (b) (i) The Borrowers and the Lenders agree that the Administrative Agents may make any material delivered by any Borrower to any Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by any Administrative Agent, an Affiliate of an Administrative Agent, or any Person that is not an Affiliate of an Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (1) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (2) the Platform is provided “as is” and “as available” and (3) none of the Administrative Agents nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agents and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by either Administrative Agent or any of their respective Affiliates in connection with the Platform.
     (ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (1) to notify, on or before the date such Lender becomes a party to this Agreement, the Applicable Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agents have on record an effective e-mail address for such Lender) and (2) that any Notice may be sent to such e-mail address.
     Section 14.12 GOVERNING LAW; VENUE; SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS AGREEMENT HAS BEEN ENTERED INTO IN HARRIS COUNTY, TEXAS, AND IT SHALL BE PERFORMABLE FOR ALL PURPOSES IN

HARRIS COUNTY, TEXAS. SUBJECT TO SECTION 14.19, ANY ACTION OR PROCEEDING AGAINST EITHER BORROWER UNDER OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS. EACH BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 14.11. NOTHING HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENTS, THE ISSUING LENDERS OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, SUBJECT TO SECTION 14.19, SHALL LIMIT THE RIGHT OF SUCH PERSONS TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER BORROWER OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTIONS. SUBJECT TO SECTION 14.19, ANY ACTION OR PROCEEDING BY EITHER BORROWER AGAINST ANY OF THE ADMINISTRATIVE AGENTS, THE ISSUING LENDERS OR THE LENDERS SHALL BE BROUGHT ONLY IN A COURT LOCATED IN HARRIS COUNTY, TEXAS; PROVIDED, HOWEVER, THAT EXCEPT AS MAY BE REQUIRED UNDER APPLICABLE LAWS, THE USURY LAWS OF THE STATE OF TEXAS OR THE UNITED STATES OF AMERICA SHALL NOT APPLY TO THE CANADIAN LOANS BUT RATHER THE USURY LAWS IN EFFECT IN CANADA SHALL GOVERN IN SUCH CONTEXT.
     Section 14.13 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles of signatures shall be binding and effective as originals.
     Section 14.14 Severability. Any provision of this Agreement by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.
     Section 14.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     Section 14.16 Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.
     Section 14.17 Construction. The Borrowers, the Administrative Agents, the Issuing Lenders and the Lenders acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrowers, the Administrative Agents, the Issuing Lenders and the Lenders.
     Section 14.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
     Section 14.19 WAIVER OF TRIAL BY JURY. TO THE FULLEST EXTENT PERMITTED, BY APPLICABLE LAW, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENTS AND THE LENDERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG EITHER BORROWER AND ANY OTHER PARTY TO THIS AGREEMENT ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR ANY RELATIONSHIP BETWEEN ANY OTHER PARTY TO THIS AGREEMENT AND THE BORROWERS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.
     Section 14.20 Amendment and Restatement; Release. This Agreement amends and restates in its entirety the Existing Credit Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such indebtedness. EACH BORROWER REPRESENT AND WARRANT THAT AS OF THE DATE HEREOF THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO ITS OR ANY OBLIGATED PARTIES’ OBLIGATIONS UNDER THE EXISTING CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE DOCUMENTATION RELATING TO THE DEPOSIT AND CASH MANAGEMENT SERVICES. TO INDUCE THE ADMINISTRATIVE AGENTS, THE ISSUING LENDERS AND THE LENDERS TO ENTER INTO THIS AGREEMENT, EACH BORROWER AND, BY THE EXECUTION OF THE LOAN DOCUMENTS TO WHICH IT IS A PARTY, EACH GUARANTOR WAIVES ANY AND ALL CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE HEREOF AND HEREBY RELEASES THE ADMINISTRATIVE AGENTS, THE LENDERS, THE ISSUING LENDERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ATTORNEYS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITY, CLAIMS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED WHICH SUCH BORROWER OR ANY GUARANTOR EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF OR FROM OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY DOCUMENTATION RELATING TO THE DEPOSIT AND

CASH MANAGEMENT SERVICES OR THE TRANSACTIONS CONTEMPLATED THEREBY.
     Section 14.21 Provisions Related to Canadian Loans.
     (a) Income Tax Act (Canada). Neither the Canadian Administrative Agent nor any Canadian Lender is a non-resident of Canada for purposes of the ITA.
     (b) Interest Act (Canada). Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.
     (c) Judgment Currency. The obligation of the Canadian Borrower to make payments on any Obligation to the Canadian Administrative Agent or to the US Administrative Agent hereunder in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the Canadian Administrative Agent or the US Administrative Agent of the full amount of the first currency payable, and accordingly the primary obligation of the Canadian Borrower shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the first currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.
     Section 14.22 Appointment. Each of the Lenders hereby irrevocably appoints the applicable Administrative Agent as its agent for purposes of the Intercreditor Agreement (Canadian Facility) and irrevocably authorizes and instructs the applicable Administrative Agent to enter into and perform the Intercreditor Agreement (Canadian Facility). Each of the Lenders agrees to be bound by the terms and provisions of the Intercreditor Agreement (Canadian Facility) applicable to it.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

US BORROWER:

T-3 ENERGY SERVICES, INC.

By:	/s/ Michael T. Mino

Name: Michael T. Mino Title: Vice President
(Signature Page to Second Amended and Restated Credit Agreement)

CANADIAN BORROWER:

T3 ENERGY SERVICES (formerly known as T-3 Oilco Energy Services Partnership)

By:	T-3 Energy Services Canada, Inc., its partner

	By:	/s/ Michael T. Mino

Name: Michael T. Mino Title: Vice President

By:	T-3 Oilco Partners ULC, its partner

	By:	/s/ Michael T. Mino

Name: Michael T. Mino Title: Vice President

US ADMINISTRATIVE AGENT and US LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the US Administrative Agent, the US Issuing Lender and a US Lender

By:	/s/ Michael Janak

Name: Michael Janak Title: Vice President
(Signature Page to Second Amended and Restated Credit Agreement)

CANADIAN ADMINISTRATIVE AGENT, US LENDER and CANADIAN LENDER

COMERICA BANK, a Michigan banking corporation and an authorized foreign bank under the Bank Act (Canada) acting through its Canadian branch

By:	/s/ Omer Ahmed

Name: Omer Ahmed Title: Portfolio Manager
(Signature Page to Second Amended and Restated Credit Agreement)

COMERICA BANK, as a Lender

By:	/s/ Gary Culbertson

Name: Gary Culbertson Title: Vice President, Texas Division

DNB NOR BANK ASA, as a Lender

By:	/s/ Sanjiv Nayar

Name: Sanjiv Nayar Title: Senior Vice President

By:	/s/ Jack Sun

Name: Jack Sun Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Thomas Okamoto

Name: Thomas Okamoto Title: Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Linda M. Stephens

Name: Linda M. Stephens Title: Authorized Signatory
(Signature Page to Second Amended and Restated Credit Agreement)

Schedule 1.1
Aggregate Commitments

	US Revolving	Canadian	Aggregate
Bank	Credit Commitments	Commitments	Commitments

Wells Fargo Bank, National Association	$50,000,000	$0	$50,000,000

Comerica Bank	$30,000,000	$5,000,000	$35,000,000

DnB NOR Bank ASA	$35,000,000	$0	$35,000,000

JPMorgan Chase Bank, N.A.	$35,000,000	$0	$35,000,000

Royal Bank of Canada	$25,000,000	$0	$25,000,000

Total	$175,000,000	$5,000,000	$180,000,000

Schedule 1.1 to Second Amended and Restated Credit Agreement